                                    EXHIBIT 10.26








                               ASSET PURCHASE AGREEMENT

                                     BY AND AMONG

                           UNITED STATES FILTER CORPORATION
                   U.S. FILTER RECOVERY SERVICES (SOUTHWEST), INC.
                         MOBLEY ENVIRONMENTAL SERVICES, INC.
                               MOBLEY COMPANY, INC. AND
                            HYDROCARBON TECHNOLOGIES, INC.

                                    April 25, 1997

                                  TABLE OF CONTENTS


ARTICLE I
    DEFINITIONS; CONSTRUCTION.................................................1
    1.1  DEFINITIONS..........................................................1
    1.2  CONSTRUCTION.........................................................6

ARTICLE II
    THE TRANSACTION...........................................................6
    2.1  SALE AND PURCHASE OF ASSETS..........................................6
    2.2  RETAINED ASSETS......................................................7
    2.3  ASSUMPTION OF LIABILITIES............................................8
    2.4  RETAINED LIABILITIES.................................................8
    2.5  PURCHASE PRICE.......................................................9
    2.6  CLOSING..............................................................9
    2.7  PAYMENT OF PURCHASE PRICE............................................9
         (a)  AT CLOSING......................................................9
         (b)  AFTER CLOSING...................................................9
    2.8  POST-CLOSING PURCHASE PRICE ADJUSTMENT..............................10
    2.9  CLOSING STATEMENTS..................................................10
         (a)  CLOSING BALANCE SHEET..........................................10
         (b)  ARBITRATION....................................................10
         (c)  FINAL CLOSING BALANCE SHEET....................................11
    2.10 ALLOCATION OF PURCHASE PRICE........................................11
    2.11 TITLE...............................................................11
    2.12 CERTAIN CONSENTS....................................................11
    2.13 EARNOUT.............................................................12
    2.14 ESCROW; DELIVERY OF SHARES..........................................13

ARTICLE III
    REPRESENTATIONS AND WARRANTIES OF SELLERS ...............................13
    3.1  ORGANIZATION........................................................13
    3.2  AUTHORIZATION; ENFORCEABILITY.......................................13
    3.3  NO SUBSIDIARIES.....................................................14
    3.4  NO VIOLATION OF LAWS OR AGREEMENTS; CONSENTS........................14
    3.5  FINANCIAL INFORMATION...............................................14
         (a)  RECORDS........................................................14
         (b)  FINANCIAL STATEMENTS...........................................14
    3.6  UNDISCLOSED LIABILITIES.............................................15
    3.7  NO CHANGES..........................................................15
    3.8  TAXES...............................................................15

    3.9  INVENTORY...........................................................16
    3.10 RECEIVABLES.........................................................16
    3.11 CONDITION OF ASSETS; TITLE; BUSINESS................................16
    3.12 NO PENDING LITIGATION OR PROCEEDINGS................................17
    3.13 CONTRACTS; COMPLIANCE...............................................17
    3.14 PERMITS; COMPLIANCE WITH LAW........................................18
    3.15 REAL PROPERTY.......................................................18
    3.16 TRANSACTIONS WITH RELATED PARTIES...................................19
    3.17 LABOR RELATIONS.....................................................19
    3.18 PRODUCT LIABILITIES; WARRANTIES.....................................19
    3.19 INSURANCE...........................................................20
    3.20 INTELLECTUAL PROPERTY RIGHTS........................................20
    3.21 EMPLOYEE BENEFITS...................................................20
         (a)  BENEFIT PLANS; SELLERS PLANS...................................20
         (b)  SELLERS GROUP MATTERS; FUNDING.................................20
         (c)  COMPLIANCE.....................................................21
         (d)  QUALIFIED PLANS................................................21
         (e)  DEFINED BENEFIT PLANS..........................................21
         (f)  MULTIEMPLOYER PLANS............................................21
         (g)  PROHIBITED TRANSACTIONS; FIDUCIARY DUTIES......................22
    3.22 ENVIRONMENTAL MATTERS...............................................22
         (a)  COMPLIANCE; NO LIABILITY.......................................22
         (b)  TREATMENT; CERCLIS.............................................22
         (c)  NOTICES; EXISTING CLAIMS; CERTAIN REGULATED MATERIALS; STORAGE
              TANKS..........................................................22
    3.23 CUSTOMER RELATIONS..................................................23
    3.24 FINDERS' FEES.......................................................23
    3.25 INVESTMENT..........................................................23
    3.26 DISCLOSURE..........................................................23

ARTICLE IV
    REPRESENTATIONS AND WARRANTIES OF BUYER..................................23
    4.1  ORGANIZATION........................................................23
    4.2  AUTHORIZATION AND ENFORCEABILITY....................................24
    4.3  NO VIOLATION OF LAWS; CONSENTS......................................24
    4.4  NO PENDING LITIGATION OR PROCEEDINGS................................24
    4.5  CAPITALIZATION......................................................24
    4.6  FINDERS' FEES.......................................................24
    4.7  REGISTRATION STATEMENT AND INFORMATION..............................24

ARTICLE V
    CERTAIN COVENANTS........................................................25
    5.1  CONDUCT OF BUSINESS PENDING CLOSING.................................25
         (a)  ORDINARY COURSE; COMPLIANCE....................................25
         (b)  PROHIBITED TRANSACTIONS........................................25
         (c)  ACCESS, INFORMATION AND DOCUMENTS..............................25

    5.2  PUBLICITY...........................................................26
    5.3  FULFILLMENT OF AGREEMENTS...........................................26
    5.4  CERTAIN TRANSITIONAL MATTERS........................................26
         (a)  COLLECTION OF ACCOUNTS RECEIVABLES.............................26
         (b)  ENDORSEMENT OF CHECKS..........................................26
         (c)  REMIT FUNDS....................................................26
         (d)  ASSUMED LIABILITIES CONTROLLED BY BUYER........................26
         (e)  USE OF NAMES...................................................26
    5.5  INSURANCE...........................................................26
    5.6  ASSISTANCE..........................................................27
    5.7  NO SOLICITATION OF THE EMPLOYEES OF THE BUSINESS....................27
    5.8  SEVERANCE AND TERMINATION PAYMENTS..................................27
    5.9  SELLERS' EMPLOYEES..................................................27
    5.10 WORKERS' COMPENSATION AND DISABILITY CLAIMS.........................28
         (a)  SELLERS' LIABILITY.............................................28
         (b)  BUYER'S LIABILITY..............................................28
    5.11 COVENANT NOT TO COMPETE.............................................28
         (a)  RESTRICTION....................................................28
         (b)  ENFORCEMENT....................................................28
    5.12 CERTAIN FEES........................................................29
    5.13 SALE OF USF SHARES..................................................29

ARTICLE VI
    CONDITIONS TO CLOSING; TERMINATION.......................................29
    6.1  CONDITIONS PRECEDENT TO OBLIGATION OF BUYER.........................29
         (a)  BRINGDOWN OF REPRESENTATIONS AND WARRANTIES; COVENANTS.........29
         (b)  LITIGATION.....................................................29
         (c)  NO MATERIAL ADVERSE CHANGE.....................................29
         (d)  CLOSING CERTIFICATE............................................29
         (e)  ARRANGEMENTS WITH EMPLOYEES....................................30
         (g)  CLOSING DOCUMENTS..............................................30
         (h)  TITLE INSURANCE................................................30
         (i)  OTHER DELIVERIES...............................................30
         (j)  ESTOPPEL CERTIFICATES..........................................30
         (k)  LISTING ON NYSE................................................31
         (l)  CONSENTS.......................................................31
         (m)  PERMITS........................................................31
    6.2  CONDITIONS PRECEDENT TO OBLIGATION OF SELLERS.......................31
         (a)  BRINGDOWN OF REPRESENTATIONS AND WARRANTIES; COVENANTS.........31
         (b)  LITIGATION.....................................................31
         (c)  CLOSING CERTIFICATE............................................31
         (d)  LISTING ON NYSE................................................31
         (e)  CLOSING DOCUMENTS..............................................31
    6.3  DELIVERIES AND PROCEEDINGS AT CLOSING...............................31
         (a)  DELIVERIES BY SELLERS..........................................32

         (b)  DELIVERIES BY BUYER............................................33
    6.4  TERMINATION.........................................................33
         (a)  MUTUAL CONSENT; FAILURE OF CONDITIONS..........................33
         (b)  CASUALTY DAMAGE................................................34

ARTICLE VII
    SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION.............................34
    7.1  SURVIVAL OF REPRESENTATIONS.........................................34
    7.2  INDEMNIFICATION BY SELLERS..........................................34
    7.3  INDEMNIFICATION BY BUYER............................................35
    7.4  LIMITATION OF LIABILITY.............................................35
         (a)  THRESHOLD......................................................35
         (b)  CEILING........................................................35
         (c)  TIME PERIOD....................................................35
         (d)  FRAUD; INTENTIONAL MISREPRESENTATION...........................36
         (e)  WAIVER OF STATUTE OF LIMITATIONS...............................36
    7.5  NOTICE OF CLAIMS....................................................36
    7.6  THIRD PARTY CLAIMS..................................................36
    7.7  GOOD FAITH EFFORTS TO SETTLE DISPUTES...............................37
    7.8  ESCROW..............................................................37
         (a)  CREATION.......................................................37
         (b)  DISBURSEMENT FOR CLAIMS........................................37
         (c)  DIVIDENDS ON ESCROW............................................37
         (d)  TERMINATION....................................................37
    7.9  PAYMENT.............................................................37
    7.10 ARBITRATION.........................................................37

ARTICLE VIII
    MISCELLANEOUS............................................................38
    8.1  COSTS AND EXPENSES..................................................38
    8.2  PRORATION OF EXPENSES...............................................38
    8.3  FURTHER ASSURANCES..................................................38
    8.4  NOTICES.............................................................38
    8.5  CURRENCY............................................................40
    8.6  OFFSET; ASSIGNMENT; GOVERNING LAW...................................40
    8.7  AMENDMENT AND WAIVER; CUMULATIVE EFFECT.............................40
    8.8  ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES......................41
    8.9  SEVERABILITY........................................................41
    8.10 COUNTERPARTS........................................................41

                                  INDEX OF SCHEDULES


Schedule
Reference     Title of Schedule
---------     -----------------

1.1(p)        Permitted Encumbrances
2.1(ii)       Personal Property
2.1(iii)      Inventory
2.1(vii)      Leases of Personal Property
2.1(xi)       Vehicle and Trailers
2.2           Retained Assets
2.3           Assumed Liabilities
2.9           Assumptions Relating to Pro Forma Financial Statements
                and Final Closing Balance Sheet
2.10          Allocation of Purchase Price
2.13          Assumptions Relating to Earnout
3.3           Subsidiaries
3.4           Authorizations and Consents
3.6           Undisclosed Liabilities
3.7           Changes in Business
3.8           Taxes
3.9           Inventory Exceptions
3.10          Trade Accounts Receivable
3.11          Encumbrances of Purchased Assets
3.12          Pending Litigation
3.13          Contracts
3.14          Permits
3.15          Real Property
3.16          Transactions with Related Parties
3.17          Labor Relations
3.18          Products Liabilities; Warranties
3.19          Insurance
3.20          Intellectual Property
3.21          Employee Benefits
3.22          Environmental Matters
3.23(a)       Two Percent Customers
3.23(b)       Major Suppliers
3.24          Finder's Fee
5.1           Prohibited Transactions
5.12          Reimbursable Capital Expenditures
6.1           Material Leasehold Interests

                                  INDEX OF EXHIBITS


Exhibit  Description
-------   -----------

A        6-30-96 Balance Sheet of the Business
B        Audited Consolidated Financial Statements for MES
C        Unaudited Consolidating Balance Sheet for Sellers at December 31, 1996
D        Form of Legal Opinion of Brown McCarroll & Oaks Hartline
E        Form of Noncompetition Agreement
F        Form of Legal Opinion of Damian C. Georgino, Esq.

                             Asset Purchase Agreement ("AGREEMENT"), dated as of April 25, 1997, by and among MOBLEY ENVIRONMENTAL SERVICES, INC., a Delaware corporation ("MES"), MOBLEY COMPANY, INC., a Texas corporation and a wholly owned subsidiary of MES ("MOBLEY"), HYDROCARBON TECHNOLOGIES, INC., a Texas corporation and a wholly owned subsidiary of MES ("HTI") (MES, Mobley and HTI are together referred to herein as the "SELLERS"), UNITED STATES FILTER CORPORATION, a Delaware corporation ("USF"), and U.S. FILTER RECOVERY SERVICES (SOUTHWEST), INC. ("BUYER"), a Delaware corporation.

    Sellers desire to sell and assign to Buyer, and Buyer desires to purchase and assume from Sellers, substantially all of Sellers' operating assets and certain of Sellers' liabilities on the terms and subject to the conditions set forth below. In consideration of the representations, warranties, covenants and agreements contained herein, Sellers, USF and Buyer, each intending to be legally bound hereby, agree as set forth below.

                                      ARTICLE I
                              DEFINITIONS; CONSTRUCTION

    1.1  DEFINITIONS.   As used in this Agreement, the following terms have the
meanings specified in this SECTION 1.1. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

    "ACCOUNTING PRINCIPLES" has the meaning given that term in SECTION 2.9(a).

    "AFFILIATE" means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person.

    "AGREEMENT" means this Asset Purchase Agreement, as it may be amended from time to time.

    "ASSUMED LIABILITIES" has the meaning given that term in SECTION 2.3.

    "ASSUMPTION AGREEMENT" has the meaning given that term in SECTION 2.3.

    "AUDITORS" means KPMG Peat Marwick LLP.

    "BALANCE SHEET DATE" means June 30, 1996.

    "BENEFIT PLAN" has the meaning given that term in SECTION 3.21(a).

    "BUSINESS" means the oil/water and fuel/water processing, distillate fuels production, absorbent and filter recycling and related activities of Sellers.

    "BUYER" means U.S. Filter Recovery Services (Southwest), Inc., a Delaware corporation, an ultimate subsidiary of USF.

    "BUYER DAMAGES" has the meaning given that term in SECTION 7.2.

    "BUYER INDEMNITEES" has the meaning given that term in SECTION 7.2.

    "CERCLIS" means the United States Comprehensive Environmental Response Compensation Liability Information System List pursuant to Superfund.

    "CLOSING" has the meaning given that term in SECTION 2.6.

    "CLOSING BALANCE SHEET" has the meaning given that term in SECTION 2.9.

    "CLOSING DATE" has the meaning given that term in SECTION 2.6.

    "CODE" means the United States Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

    "COMMISSION" means the United States Securities and Exchange Commission.

    "CONTRACT" and "CONTRACTS" have the respective meanings given those terms in SECTION 3.13.

    "DAMAGES" means Buyer Damages or Seller Damages, as the case may be.

    "DEFINED BENEFIT PLAN" has the meaning given that term in SECTION 3.21(e).

    "EARNOUT" has the meaning given that term in SECTION 2.13.

    "ENCUMBRANCE" means any liability, debt, mortgage, deed of trust, pledge, security interest, encumbrance, option, right of first refusal, agreement of sale, adverse claim, easement, lien, assessment, restrictive covenant, encroachment, burden or charge of any kind or nature whatsoever or any item similar or related to the foregoing.

    "ENVIRONMENTAL LAW" means any applicable Law relating to public health and safety or protection of the environment, including common law nuisance, property damage and similar common law theories.

    "ERISA" means the United States Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

    "ESCROW" has the meaning given that term in SECTION 7.8.

    "ESCROW AGENT" has the meaning given that term in SECTION 7.8

    "FASB" means the United States Financial Accounting Standards Board or its successor.

    "FINAL CLOSING BALANCE SHEET" has the meaning given that term in SECTION 2.9(c).

    "FINANCIAL STATEMENTS" has the meaning given that term in SECTION 3.5(b).

    "GAAP" means United States generally accepted accounting principles.

    "GOVERNING DOCUMENTS" means, with respect to any Person who is not a natural Person, the certificate or articles of incorporation, bylaws, deed of trust, formation or governing agreement and other charter documents or organization or governing documents or instruments of such Person.

    "GOVERNMENTAL BODY" means any court, government (federal, state, local or foreign), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority or instrumentality.

    "INDEMNIFIED PARTY" has the meaning given that term in SECTION 7.5.

    "INDEMNIFYING PARTY" has the meaning given that term in SECTION 7.5.

    "INTELLECTUAL PROPERTY" has the meaning given that term in SECTION 3.20.

    "IRS" means the United States Internal Revenue Service.

    "LAW" means any applicable federal, state, municipal, local or foreign statute, law, ordinance, rule, regulation, judgment or order of any kind or nature whatsoever including any public policy, judgment or order of any Governmental Body or principle of common law.

    "LIABILITIES" with respect to any Person, means all debts, liabilities and obligations of such Person of any nature or kind whatsoever, whether or not due or to become due, accrued, fixed, absolute, matured, determined, determinable or contingent and whether or not incurred directly by such Person or by any predecessor of such Person, and whether or not arising out of any act, omission, transaction, circumstance, sale of goods or service or otherwise.

    "LITIGATION" has the meaning given that term in SECTION 3.12.

    "MULTIEMPLOYER PLAN" has the meaning given that term in SECTION 3.21(f).

    "NYSE" means the New York Stock Exchange.

    "OTHER AGREEMENT" means each other agreement or document contemplated hereby to be executed and delivered in connection with the transactions contemplated by this Agreement on or before Closing.

    "PBGC" means the United States Pension Benefit Guaranty Corporation.

    "PCBS" means polychlorinated biphenyls.

    "PERMIT" and "PERMITS" have the respective meanings given those terms in
SECTION 3.14.

    "PERMITTED ENCUMBRANCES" means (i) liens for current taxes not yet due; and
(ii) with respect to the Real Property, easements, covenants, rights-of-way, zoning restrictions and other encumbrances or restrictions of record identified on SCHEDULE 1.1(p); PROVIDED, HOWEVER, that any Encumbrances in clauses (i) and
(ii) do not or will not either individually or in the aggregate adversely affect the value of the property encumbered or prohibit or interfere with the operations of the Business.

    "PERSON" means and includes a natural person, a corporation, an association, a partnership, a limited liability company, a trust, a joint venture, an unincorporated organization, a business, any other legal entity, and a Governmental Body.

    "POST-CLOSING PURCHASE PRICE ADJUSTMENT" means the post-closing adjustment to the Purchase Price pursuant to SECTION 2.8.

    "PURCHASE PRICE" has the meaning given that term in SECTION 2.5.

    "PURCHASED ASSETS" has the meaning given that term in SECTION 2.1.

    "QUALIFIED PLAN" has the meaning given that term in SECTION 3.21(d).

    "REAL PROPERTY" has the meaning given that term in SECTION 3.15.

    "RECEIVABLES" has the meaning given that term in SECTION 3.10.

    "REGISTRATION STATEMENT" means USF's registration statement filed with the Commission on Form S-4 with respect to the USF Shares.

    "REGULATED MATERIAL" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance as defined by any Environmental Law and any other substance, waste or material regulated by any applicable Environmental Law, including petroleum, petroleum-related material, crude oil or any fraction thereof, PCBs and friable asbestos.

    "RELATED PARTY" means (i) Sellers, (ii) any Affiliate of Sellers, (iii) any officer or director of any Person identified in clauses (i) or (ii) preceding, and (iv) any spouse, sibling, ancestor or lineal descendant of any natural Person identified in any one of the preceding clauses.

    "RETAINED ASSETS" has the meaning given that term in SECTION 2.2.

    "RETAINED LIABILITIES" has the meaning given that term in SECTION 2.4.

    "SECURITY RIGHT" means, with respect to any security, any option, warrant, subscription right, preemptive right, other right, proxy, put, call, demand, plan, commitment, agreement, understanding or arrangement of any kind relating to such security, whether issued or unissued, or any other security convertible into or exchangeable for any such security, including, without limitation, any right relating to issuance, sale, assignment, transfer, purchase, redemption, conversion, exchange, registration or voting and includes rights conferred by statute, by the issuer's Governing Documents or by agreement.

    "SECURITIES ACT" means the United States Securities Act of 1933, as amended, together with the rules and regulations of the Commission thereunder.

    "SELLERS" means Mobley Environmental Services, Inc., a Delaware corporation, Mobley Company, Inc., a Texas corporation, and Hydrocarbon Technologies, Inc., a Texas corporation, and, with respect to all of the representations, warranties, covenants and agreements made herein, includes all Subsidiaries.

    "SELLERS DAMAGES" has the meaning given that term in SECTION 7.3.

    "SELLERS INDEMNITEES" has the meaning given that term in SECTION 7.3.

    "SELLERS GROUP" means a member, whether past or present, of Sellers' affiliated group of corporations within the meaning of Code Section 1504(a).

    "SELLERS PLAN" has the meaning given that term in SECTION 3.21(a).

    "SUBSIDIARY" means any corporation, partnership, joint venture or other entity in which Sellers own, directly or indirectly, more than 20% of the outstanding voting securities or equity interests.

    "SUPERFUND" means the United States Comprehensive Environmental Response Compensation and Liability Act of 1980, 42 U.S.C. Sections 6901 ET SEQ., as amended.

    "TAX" means any domestic or foreign federal, state, county or local tax, levy, impost or other charge of any kind whatsoever, including any interest or penalty thereon or addition thereto, whether disputed or not.

    "TAX RETURN" means any return, declaration, report, claim for refund, or information return or statement relating to any Tax, including any schedule or attachment thereto, and including any amendment thereof.

    "TOTAL OWNER'S EQUITY" has the meaning given to that term in SECTION 2.8.

    "USF" means United States Filter Corporation.

    "USF AVERAGE SHARE VALUE" means the average closing price for the USF Common Stock as reported by the NYSE for the twenty consecutive trading days ending on the sixth trading day immediately preceding the Closing Date.

    "USF COMMON STOCK" means Buyer's common stock, par value $.01 per share.

    "USF SHARES" has the meaning given that term in SECTION 2.7(a)(ii).

    "6-30-96 BALANCE SHEET" means the pro forma balance sheet of the Business as of June 30, 1996, a copy of which is attached hereto as EXHIBIT A.

    1.2  CONSTRUCTION.  As used herein, unless the context otherwise requires:
(i) references to "Article" or "Section" are to an article or section hereof;
(ii) all "Exhibits" and "Schedules" referred to herein are to Exhibits and Schedules attached hereto and are incorporated herein by reference and made a part hereof; (iii) "include", "includes" and "including" are deemed to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import; and (iv) the headings of the various articles, sections and other subdivisions hereof are for convenience of reference only and shall not modify, define or limit any of the terms or provisions hereof.

                                      ARTICLE II
                                   THE TRANSACTION

    2.1 SALE AND PURCHASE OF ASSETS. At the Closing, Sellers shall sell and transfer to Buyer, and Buyer shall purchase from Sellers, all of Sellers' properties and business as a going concern and goodwill and assets of every kind, nature and description existing on the Closing Date, wherever such assets are located and whether real, personal or mixed, tangible or intangible, in electronic form or otherwise, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in Sellers' books or financial statements, except those assets specifically excluded pursuant to SECTION 2.2, free and clear of all Encumbrances other than Permitted Encumbrances. The properties, business, goodwill and assets of Sellers to be transferred hereunder (collectively, the "Purchased Assets") shall include, but not be limited to, the following:

         (i) All those certain lots and pieces of ground, together with the buildings, structures and other improvements erected thereon, and together with all easements, rights and privileges appurtenant thereto, of all Real Property owned by Sellers, which Real Property is more particularly described in SCHEDULE 3.15;

         (ii) All of Sellers' machinery, equipment, tooling, dies, jigs, spare parts and supplies, including the items identified on SCHEDULE 2.1(ii);

         (iii) All of Sellers' inventories of raw materials, work-in-process, parts, subassemblies and finished goods, wherever located and whether or not obsolete or carried on Sellers' books of account, including the items identified on SCHEDULE 2.1(iii);

         (iv) All of Sellers' other tangible assets, including office furniture, office equipment and supplies, computer hardware and software (except for Seller's Macola accounting software and other generally available off the shelf software packages which are not assignable), leasehold improvements and vehicles, including the items identified on SCHEDULE 2.1(ii);

         (v) All of Sellers' trade and other notes and accounts receivable, deposits, advance payments, prepaid items and expenses, deferred charges, rights of offset and credits and claims for refunds relating to the Business;

         (vi) All of Sellers' books, records, manuals, documents, books of account, work records, correspondence, sales and credit reports, customer lists, literature, brochures, advertising material and the like relating to the Business;

         (vii) All of Sellers' rights under leases for real or personal property set forth on SCHEDULES 2.1(vii) OR 3.15, and all of Sellers' rights under all other leases, service or maintenance contracts, contracts to perform work or provide services and all other agreements and purchase and sale orders;

         (viii) All of Sellers' claims, choses in action, causes of action and judgments;

         (ix) All of Sellers' goodwill and rights in and to the name "Hydrocarbon Technologies, Inc." and in any other tradename, trademark, fictitious name or service mark, or any variant of any of them, and any applications therefor or registrations thereof, patents, invention reports, industrial property rights and know how and any other forms of Intellectual Property;

         (x)       All of Sellers' rights to the Business;

         (xi) All of the outstanding capital stock of HTI Vehicle Acquisition Corp., which shall own the vehicles and trailers set forth on
SCHEDULE 2.1(xi); and

         (xii) To the extent not described above, all of the assets to be reflected on the Final Closing Balance Sheet.

    2.2 RETAINED ASSETS. Sellers shall retain and the Purchased Assets shall not include the following assets (collectively, the "RETAINED ASSETS"):

         (i) the consideration to be delivered to Sellers pursuant to this Agreement;

         (ii)      Sellers' other rights specifically granted hereunder;

         (iii)     Sellers' minute book, stock book and seal;

         (iv) all claims, choses in action, causes of action and judgments in respect of any Litigation matter identified on SCHEDULE 3.12 not assumed by Buyer and with respect to any other Retained Liability; and

         (v)       all items identified on SCHEDULE 2.2.

    2.3 ASSUMPTION OF LIABILITIES. At the Closing, Buyer shall, pursuant to an Assumption Agreement in a form agreed to by the parties (the "ASSUMPTION AGREEMENT"), assume and agree to perform, pay or discharge, when due, to the extent not theretofore performed, paid or discharged, the Liabilities listed on
SCHEDULE 2.3, and only such Liabilities (collectively, the "ASSUMED LIABILITIES"), which Liabilities shall include: (i) liabilities specifically accrued on the Final Closing Balance Sheet in the amounts shown thereon,
(ii) liabilities incurred in the ordinary course including ordinary course contractual commitments of Sellers relating to the Business that do not exceed the threshold limitations set forth in SECTION 3.13, and (iii) liabilities incurred after the Closing Date and specified pursuant to the express terms of the Contracts, other than for breach or nonperformance thereof that predates the Closing; provided, however, that Buyer does not assume any obligations to deliver goods, services or other items with respect to which payments were made prior to the Closing Date unless Sellers have remitted the amount of such payments to Buyer.

    2.4  RETAINED LIABILITIES.    Except for the Assumed Liabilities, Buyer
does not hereby and shall not assume or in any way undertake to pay, perform, satisfy or discharge any other Liability of Sellers, whether existing on, before or after the Closing Date or arising out of any transactions entered into, or any state of facts existing on, prior to or after the Closing Date (the "RETAINED LIABILITIES"), and Sellers agree to pay and satisfy when due all Retained Liabilities. Without limiting the foregoing, except for the Assumed Liabilities, the term "RETAINED LIABILITIES" shall include Liabilities:

         (i) for or in connection with any dividends, distributions, redemptions, or Security Rights with respect to any security of Sellers;

         (ii) arising out of any transaction affecting Sellers or obligations incurred by Sellers after the Closing (excluding matters incorrectly directed to Sellers that are Assumed Liabilities hereunder);

         (iii) for expenses, taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, all legal and accounting fees and all brokers or finders fees or commissions payable by Sellers except as otherwise provided in SECTION 5.12 ;

         (iv) against which Sellers are insured or otherwise indemnified or that would have been covered by insurance (or indemnification) but for a claim by the issuer (or the indemnitor) that the insured (or the indemnities) had breached its obligations under the policy of insurance (or the contract of indemnity) or had committed fraud in the insurance application;

         (v)       to any Related Party not arising out of this Agreement;

         (vi) to indemnify Sellers' officers, directors, employees or agents;

         (vii) for any Taxes, including transfer Taxes, whether or not by reason of, or in connection with, the transactions contemplated by this Agreement;

         (viii) for any product liability relating to any product manufactured, distributed or sold by Sellers prior to the Closing Date whether or not such Liability relates to products that are defective or improperly designed or maintained or in breach of any express or implied product warranty;

         (ix) for any liability under Environmental Laws in any way arising with respect to activities engaged in or circumstances existing prior to the Closing Date;

         (x) for any third party debt of Sellers or their Affiliates, other than trade payables; and

         (xi) for such salary and related expenses (such as employment taxes, retirement contributions and withholdings and other amounts generally withheld from salary payments by Sellers) attributable to periods prior to Closing.

    2.5 PURCHASE PRICE. The aggregate purchase price for the Purchased Assets shall be $8,000,000, plus the assumption of the Assumed Liabilities (the "PURCHASE PRICE"), subject to the Post-Closing Purchase Price Adjustment as provided in SECTION 2.8 and the Earnout as provided in SECTION 2.13.

    2.6 CLOSING. The consummation of the purchase and sale of the Purchased Assets, the assumption of the Assumed Liabilities, and the consummation of the other transactions contemplated hereby (the "CLOSING") shall take place at 10:00 a.m., local time, on the fifth day following the fulfillment of all conditions in SECTION 6.1 AND 6.2, 1997 at the offices of Sutherland, Asbill & Brennan, L.L.P., 999 Peachtree Street, N.E., Atlanta, Georgia 30309, or at such other time, date or place as the parties agree (the "Closing Date").

    2.7  PAYMENT OF PURCHASE PRICE.

         (a)       AT CLOSING.    At Closing, the Purchase Price shall be
paid by Buyer to Sellers as follows:

         (i) by Buyer's assumption of the Assumed Liabilities pursuant to the Assumption Agreement; and

         (ii) by delivery (subject to SECTION 2.14) of that number of shares of USF Common Stock equal to the result obtained by dividing $8,000,000 by the USF Average Share Value

(the "USF SHARES"). The USF Shares shall be registered under the Securities Act pursuant to a shelf registration on Form S-4.

         (b)  AFTER CLOSING.

         (i) within five business days after the determination of the Post-Closing Purchase Price Adjustment is made, Buyer or Sellers, as the case may be, shall deliver the Post-Closing Purchase Price Adjustment by wire transfer of federal funds, in the case of payments by Sellers, and in shares of USF Common Stock equal to the result obtained by dividing the amount owed by the USF Average Share Value (using the date of determination of the Post Closing Purchase Price Adjustment in place of the Closing Date in determining the USF Average Share Value), in case of payment by Buyer.

         (ii) within five business days after the Earnout is computed pursuant to Section 2.13, Buyer shall deliver the Earnout amount, if any, in Shares of USF Common Stock equal to the result obtained by dividing the amount owed by Buyer to Sellers by the USF Average Share Value (using the date of determination of the Earnout in place of the Closing Date in determining the USF Average Share Value).

    2.8 POST-CLOSING PURCHASE PRICE ADJUSTMENT. If the Total Owner's Equity at the close of business on the Closing Date is less than the Total Owner's Equity as of June 30, 1996 as reflected on the 6-30-96 Balance Sheet ($15,086,000) by more than $500,000, then the Purchase Price shall be reduced by the same percentage as the total percentage decrease in Total Owner's Equity . If the Total Owner's Equity at the close of business on the Closing Date is greater than the Total Owner's Equity as of June 30, 1996 as reflected on the 6-30-96 Balance Sheet by more than $500,000, then the Purchase Price shall be increased by the same percentage as the total percentage increase in Total Owner's Equity (the "Post Closing Purchase Price Adjustment"). "Total Owner's Equity" means "Total Equity" as computed and reflected in the column headed "Proforma Presentation - Assets and Liabilities sold to Buyer" on the December 31, 1996 consolidating balance sheet attached hereto as EXHIBIT C.

    2.9  CLOSING STATEMENTS.

         (a) CLOSING BALANCE SHEET. As soon as practicable following the Closing, but in no event later than forty-five days following the Closing, Buyer (in consultation with, and with such assistance as Buyer shall reasonably request of Sellers) shall prepare a statement of assets acquired and liabilities assumed as of the close of business on the Closing Date, reflecting Total Owner's Equity (the "Closing Balance Sheet"). The Closing Balance Sheet shall consist solely of the Purchased Assets and Assumed Liabilities and shall be prepared in accordance with the Accounting Principles. As used herein, "Accounting Principles" mean GAAP applied on a basis consistent with the 6-30-96 Balance Sheet, except that (i) only the Purchased Assets and the Assumed Liabilities shall be included therein, (ii) no items shall fail to be included therein or excluded therefrom on the basis of materiality, individually or collectively, and (iii) the accounting conventions and assumptions described in
SCHEDULE 2.9 shall apply. Sellers and their representatives shall be provided complete access to all work papers and other information used by Buyer in preparing the Closing Balance Sheet. The Closing Balance Sheet, when delivered by Buyer to

Sellers, shall be deemed conclusive and binding on the parties for purposes of determining the Post-Closing Purchase Price Adjustment, unless Sellers notify Buyer in writing within 10 business days after receipt of the Closing Balance Sheet of its disagreement therewith, which notice shall state with reasonable specificity the reasons for any disagreement and identify the items and amounts in dispute.

         (b) ARBITRATION. If any disagreement concerning the Post-Closing Purchase Price Adjustment is not resolved by Buyer and Sellers within 30 days following the receipt by Sellers of the Closing Balance Sheet, the undisputed amount shall be paid in accordance with SECTION 2.7(b), and Buyer and Sellers shall promptly engage (on standard terms and conditions for a matter of such nature) a nationally recognized firm of certified public accountants to resolve such dispute. The firm of certified public accountants shall be proposed in writing by Buyer to Sellers. In the absence of prompt agreement on the identity of the certified public accountants, the Houston office of the accounting firm of Arthur Andersen, LLP shall be engaged by the parties. The engagement agreement with the certified public accountants shall require the certified public accountants to make their determination with respect to the items in dispute within 90 days following the receipt by Sellers of the Closing Balance Sheet. Buyer and Sellers shall each pay one-half of the cost of the fees and expenses of such certified public accountants at the time of payment of the Post-Closing Purchase Price Adjustment. The resolution by the certified public accountants of any dispute concerning the Post-Closing Purchase Price Adjustment shall be final, binding and conclusive upon the parties and shall be the parties' sole and exclusive remedy regarding any dispute concerning the Post-Closing Purchase Price Adjustment

         (c) FINAL CLOSING BALANCE SHEET. The Closing Balance Sheet, as modified by the parties' agreement and by any determination by the certified public accountants as described in this SECTION 2.9, shall be the "Final Closing Balance Sheet."

    2.10 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets in accordance with the allocation set forth in
SCHEDULE 2.10. Buyer and Sellers shall report the federal, state and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation and shall not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation, or otherwise. Any Post-Closing Purchase Price Adjustment shall be allocated among the Purchased Assets in accordance with their respective values shown on SCHEDULE 2.10.

    2.11 TITLE. Title to all Purchased Assets shall pass from Sellers to Buyer at Closing, subject to the terms and conditions of this Agreement. Buyer assumes no risk of loss to the Purchased Assets prior to Closing.

    2.12 CERTAIN CONSENTS. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, Permit, franchise, or claim included in the Purchased Assets which is by its terms or in law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Sellers would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. In order, however, to provide Buyer with the full realization and value of every contract, agreement, Permit, franchise and claim of the character described in the immediately preceding sentence, Sellers agree that on and after the Closing, it will, at the request and under the direction of Buyer, in the name of Sellers or otherwise as Buyer shall specify take all reasonable action (including without limitation the appointment of Buyer as attorney-in-fact for Sellers) and do or cause to be done all such things as shall in the opinion of Buyer or its counsel be necessary or proper (i) to assure that the rights of Sellers under such contracts, agreements, Permits, franchises and claims shall be preserved for the benefit of Buyer and (ii) to facilitate receipt of the consideration to be received by Sellers in and under every such contract, agreement, Permit, franchise and claim, which consideration shall be held for the benefit of, and shall be delivered to, Buyer. Nothing in this Section shall in any way diminish Sellers' obligations hereunder to obtain all consents and approvals and to take all such other actions prior to or at Closing as are necessary to enable Sellers to convey or assign valid title to all the Purchased Assets to Buyer.

    2.13 EARNOUT. In the event that the net operating earnings of the Business, calculated based upon the accounting principles set forth in subparagraph (d) below, exceed certain goals in the fiscal year commencing on the first day of the month following the Closing Date and ending one year thereafter ("Earnout Year 1998") or the year commencing one year after the first day of the month following the Closing Date and ending one year thereafter ("Earnout Year 1999"), the Purchase Price will be increased (the "EARNOUT"), and any amounts owed will be paid by Buyer as provided in SECTION 2.7(b). The determination of the Earnout will be made following the end of each of Earnout Year 1998 and Earnout Year 1999. Within forty-five days following the end of each of Earnout Year 1998 and Earnout Year 1999, Buyer will deliver to Sellers a Statement of Net Operating Earnings for the Business for the applicable year. The Statement of Net Operating Earnings, when delivered by Buyer to Sellers, shall be deemed conclusive and binding on the parties for purposes of computing the Earnout, unless Sellers notify Buyer in writing within 10 days after receipt of the Statement of Net Operating Earnings of its disagreement therewith, which notice shall state with reasonable specificity the reasons for any disagreement and identify the items and amounts in dispute. The aggregate maximum Earnout available shall be $4 million as follows:

         (a) In the event that the Business has net operating earnings equal to or less than $500,000 in Earnout Year 1998 or Earnout Year 1999, then no Earnout shall be paid with respect to such year.

         (b) In the event that the Business has net operating earnings greater than $500,000 but less than $1.6 million for Earnout Year 1998, then Sellers shall be entitled to receive a percentage of the maximum Earnout of $4 million, equal to the percentage of the amount in excess of $500,000 but less than $1.6 million earned by the Business. For example, if the Business earns $1,050,000, it will have earned $550,000 (50%) of the total range of $1.1 million ($1.6 million less $500,000), and thus Sellers will receive 50% of the total $4 million maximum Earnout for Earnout Year 1998. The remaining $2 million will be available to be earned in Earnout Year 1999 pursuant to subparagraph (c). If the Business net operating earnings for Earnout Year 1998 are equal to or exceed $1.6 million, Sellers shall receive the full amount of the total $4 million maximum Earnout for Earnout Year 1998, and no Earnout will be available for Earnout Year 1999.

         (c) In the event that the Business has net operating earnings during Earnout Year 1999 higher than the greater of (i) $500,000 or (ii) net operating earnings for the Business for Earnout Year 1998 (the "1999 Base Amount"), then Sellers shall be entitled to receive a percentage of the maximum Earnout of $4 million, equal to the percentage of the amount in excess of the 1999 Base Amount but less than $2 million earned by the Business. For example, if the Business earns $1,200,000 in Earnout Year 1999 after having earned $800,000 in Earnout Year 1998, it will have earned $400,000 (33.33%) of the total range of $1,200,000 ($2,000,000-$800,000) and thus Sellers will receive 33.33% of the total $4 million maximum Earnout. Notwithstanding the calculation in this subsection (c), in no case will the aggregate Earnout for
Earnout Year 1998 and Earnout Year 1999 exceed $4,000,000.  If th   e combined
calculated payments under subparagraphs (b) and (c) exceed $4,000,000, then the amount payable in Earnout Year 1999 shall be $4,000,000 less the amounts paid for Earnout Year 1998. If net operating earnings for the Business for Earnout Year 1999 are equal to or exceed $2 million, and no Earnout was paid for Earnout Year 1998, Sellers shall be entitled to receive $4 million.

         (d) The computations required in this SECTION 2.13 shall be made utilizing the accounting conventions and assumptions set forth on SCHEDULE 2.13.

         (e) If any disagreement concerning the Earnout is not resolved by Buyer and Sellers within 30 days following the receipt by Sellers of the applicable Statement of Net Operating Earnings, the undisputed amount shall be paid in accordance with SECTION 2.7(b), and Buyer and Sellers shall promptly engage (on standard terms and conditions for a matter of such nature) a nationally recognized firm of independent accountants to resolve such dispute. The firm of independent accountants shall be proposed in writing by Buyer to Sellers. In the absence of prompt agreement on the identity of the independent accountants, the Houston office of the accounting firm of Arthur Andersen, LLP shall be engaged by the parties. The engagement agreement with the independent accountants shall require the independent accountants to make their determination with respect to the items in dispute within 90 days following the receipt by Sellers of the applicable Statement of Net Operating Earnings. Buyer and Sellers shall each pay one-half of the cost of the fees and expenses of such independent accountants at the time of payment of the Earnout. The resolution by the independent accountants of any dispute concerning the Earnout shall be final, binding and conclusive upon the parties and shall be the parties' sole and exclusive remedy regarding any dispute concerning the Earnout.

         (f) Buyer shall provide Sellers with a good faith estimate of the Earnout calculations on a quarterly basis, provided that such estimates shall not be binding on either Buyer or Sellers and shall not affect the computation of the Earnout as described in this SECTION 2.13.

    2.14 ESCROW; DELIVERY OF SHARES. At Closing, Buyer shall deliver one certificate for USF Shares equal to ten percent (10%) of the number computed pursuant to SECTION 2.7(a)(ii) (the "Escrow Shares") to the Escrow Agent for the Escrow established pursuant to SECTION 7.8. A second certificate for the remaining USF Shares shall be delivered to Seller.

                                      ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF SELLERS

    As an inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Sellers, jointly and severally, represent and warrant to Buyer on the date hereof and on the Closing Date as follows:

    3.1 ORGANIZATION. Each of Sellers is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the corporate power and authority to own or lease its properties, carry on the Business as now conducted, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.

    3.2 AUTHORIZATION; ENFORCEABILITY. This Agreement and each Other Agreement to which Sellers are a party has been duly executed and delivered by and constitute the legal, valid and binding obligations of Sellers, enforceable against it in accordance with their respective terms. Each Other Agreement to which Sellers are to become a party pursuant to the provisions hereof, when executed and delivered by Sellers, will constitute the legal, valid and binding obligation of Sellers, enforceable against Sellers in accordance with the terms of such Other Agreement. All actions contemplated by this Section have been duly and validly authorized by all necessary proceedings by Sellers.

    3.3 NO SUBSIDIARIES. Except as set forth on SCHEDULE 3.3, Sellers do not have any Subsidiaries and the Purchased Assets do not contain any shares of capital stock of or other equity interest in any corporation, partnership, joint venture or other entity.

    3.4 NO VIOLATION OF LAWS OR AGREEMENTS; CONSENTS. Neither the execution and delivery of this Agreement or any Other Agreement to which Sellers are or are to become parties, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Sellers will: (i) contravene any provision of any Governing Document of Sellers; (ii) conflict with, result in a breach of, constitute a default or an event of default (or an event that might, with the passage of time or the giving of notice or both, constitute a default or event of default) under any of the terms of, result in the termination of, result in the loss of any right under, or give to any other Person the right to cause such a termination of or loss under, any Purchased Asset or any other contract, agreement or instrument to which Sellers are parties or by which any of their assets may be bound or affected; (iii) result in the creation, maturation or acceleration of any Assumed Liability or any other Liability of Sellers (or give to any other Person the right to cause such a creation, maturation or acceleration); (iv) violate any Law or violate any judgment or order of any Governmental Body to which Sellers are subject or by which any of the Purchased Assets or any of Sellers' other assets may be bound or affected; or (v) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets or give to any other Person any interest or right therein. Except as provided on SCHEDULE 3.4, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution and delivery by Sellers of this Agreement or any of the Other Agreements to which they are or are to become parties pursuant to the provisions hereof or the consummation by Sellers of the transactions contemplated hereby or thereby.

    3.5  FINANCIAL INFORMATION.

         (a) RECORDS. The books of account and related records of Sellers reflect fairly the Purchased Assets and Assumed Liabilities.

         (b) FINANCIAL STATEMENTS. Attached as EXHIBIT B are the audited consolidated balance sheets, income statements and statements of cash flows for MES at December 31, 1994, December 31, 1995 and December 31, 1996 and for the years then ended (the "Consolidated Financial Statements'). Also attached hereto as EXHIBIT A is the unaudited consolidated balance sheet for Sellers at June 30, 1996, prepared on a pro forma basis, and, as EXHIBIT C, is the unaudited consolidating balance sheet for Sellers at December 31, 1996, prepared on a pro forma basis (collectively, the "Pro Forma Financial Statements"). The Consolidated Financial Statements (i) are accurate, correct and complete in accordance with the books of account and records of Sellers, (ii) have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods, and (iii) fairly present in all material respects the consolidated financial condition, assets and liabilities and results of operations of Sellers at the dates and for the relevant periods indicated. The Pro Forma Financial Statements (i) are accurate, correct and complete in all material respects in accordance with the books of account and records of Sellers, (ii) have been prepared in accordance with GAAP on a consistent basis throughout the indicated periods, subject to the accounting conventions and assumptions described in
SCHEDULE 2.9, except that they contain no footnotes or audit adjustments, and
(iii) fairly present the Purchased Assets and Assumed Liabilities at the dates indicated. The Final Closing Balance Sheet, when delivered, shall be accurate, correct and complete in accordance with the books of account and records of Sellers and shall fairly present the Purchased Assets and Assumed Liabilities as of the Closing Date in accordance with the Accounting Principles. The Total Owner's equity at June 30, 1996, as determined by reference to the 6-30-96 Balance Sheet, was $15,086,000.

    3.6  UNDISCLOSED LIABILITIES.   Sellers have no Liabilities, except: (i)
those reflected or reserved against on the 6-30-96 Balance Sheet in the amounts shown therein; (ii) those not required under GAAP to be reflected or reserved against in the 6-30-96 Balance Sheet that are expressly quantified and set forth in the Contracts (including contractual commitments of Sellers related to the Business incurred in the ordinary course of business that do not exceed the threshold limitations set forth in SECTION 3.13); (iii) those disclosed on
SCHEDULE 3.6; (iv) Retained Liabilities; and (v) those of the same nature as those set forth on the 6-30-96 Balance Sheet that have arisen in the ordinary course of business of Sellers after the Balance Sheet Date through the date hereof, all of which have been consistent in amount and character with past practice and experience, and none of which, individually or in the aggregate, has had or will have an adverse effect on the Business or the financial condition or prospects of Sellers and none of which is a Liability for breach of contract or warranty or has arisen out of tort, infringement of any intellectual property rights, or violation of Law or is claimed in any pending or threatened legal proceeding.

    3.7 NO CHANGES. Except as disclosed on SCHEDULE 3.7, since December 31, 1996, Sellers have conducted the Business only in the ordinary course. Except as disclosed on SCHEDULE 3.7, without limiting the generality of the foregoing sentence, since the December 31, 1996, there has not been any: (i) material adverse change in the financial condition, assets, Liabilities, net worth, earning power, Business or prospects of Sellers; (ii) damage or destruction to any asset of Sellers, whether or not covered by insurance; (iii) strike or other labor trouble at Sellers; (iv) declaration or payment of any dividend or other distribution on or with respect to or redemption or purchase by Sellers of any shares of capital stock of Sellers; (v) increase in the salary, wage or bonus of any employee of Sellers; (vi) asset acquisition, including capital expenditure, in excess of $25,000 in the aggregate, other than the purchase of inventory in the ordinary course of business; (vii) change in any Sellers Plan; (viii) change in any method of accounting; (ix) payment to or transaction with any Related Party, which payment or transaction is not specifically disclosed on SCHEDULE 3.16; (x) disposition of any asset (other than inventory in the ordinary course of business) for more than $25,000 in the aggregate or for less than fair market value; (xi) payment, prepayment or discharge of any Liability other than in the ordinary course of business or any failure to pay any Liability when due; (xii) write-offs or write-downs of any assets of Sellers in excess of $25,000 in the aggregate; (xiii) creation, termination or amendment of, or waiver of any right under, any material agreement of Sellers; or (xiv) agreement or commitment to do any of the foregoing.

    3.8 TAXES. Sellers have filed or caused to be filed on a timely basis, or will file or cause to be filed on a timely basis, all Tax Returns relating to Sellers that are required to be filed by it prior to or on the Closing Date, pursuant to the Law of each Governmental Body with taxing power over it. All such Tax Returns were or will be, as the case may be, correct and complete. Sellers have paid or will pay all Taxes that have or will become due as shown on such Tax Returns or pursuant to any assessment received as an adjustment to such Tax Returns, except (i) such Taxes, if any, as are being contested in good faith and disclosed on SCHEDULE 3.8, (ii) such Taxes that are fully reserved against on the 6-30-96 Balance Sheet, and (iii) Taxes accruing after the Balance Sheet Date that are not yet due. Except as set forth on SCHEDULE 3.8, Sellers are not currently the beneficiary of any extension of time within which to file any Tax Return. No claim has been made by a taxing authority of a jurisdiction where Sellers do not file Tax Returns that they are or may be subject to taxation in that jurisdiction. Without limiting the foregoing, Sellers have no Liability for any Tax except (x) Taxes disclosed on SCHEDULE 3.8, (y) Taxes fully reserved against on the 6-30-96 Balance Sheet and (z) Taxes accrued after the Balance Sheet Date and fully reserved on the Final Closing Balance Sheet. Sellers have withheld and, except as to those liabilities assumed pursuant to SECTION 2.3, paid all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

    3.9 INVENTORY. All of the inventory included in the Purchased Assets is valued on the books and records of Sellers and in the Financial Statements at lower of cost or market, the cost thereof being determined on an average cost basis in accordance with GAAP. All of the finished goods inventory included in the Purchased Assets is in good, merchantable and usable condition and, except as disclosed on SCHEDULE 3.9, is saleable in the ordinary course of the business within a reasonable time and at normal profit margins for Sellers' industry taking into account the posted price at the time of sale, and all of the raw materials and work-in-process inventory of Sellers can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time. None of Sellers' inventory is obsolete, slow-moving, has been consigned to others or is on consignment from others.

    3.10 RECEIVABLES. SCHEDULE 3.10 discloses all trade and other accounts receivable included in the Purchased Assets ("RECEIVABLES") outstanding as of December 31, 1996 presented on an aged basis and separately identifies the name of each account debtor and the total amount of each related Receivable. All Receivables, whether reflected on the 6-30-96 Balance Sheet, disclosed on
SCHEDULE 3.10 or created after the Balance Sheet Date, arose from bona fide sale transactions of Sellers, and no portion of any Receivable is subject to counterclaim, defense or set-off or is otherwise in dispute.

Except to the extent of the recorded reserve for doubtful accounts specified on the 12-31-96 Pro Forma Financial Statements, all of the Receivables are collectible in the ordinary course of business and will be fully collected within 90 days after having been created using commercially reasonable efforts. In the event that any of the Receivables shall not have been collected by Buyer in the ordinary course of business within 90 days of Closing, Buyer shall have the option of either: (a) retaining the uncollected receivables and foregoing any claim against Sellers for indemnification under this Section, or (b) delivering to Sellers a list of such uncollected receivables, transferring title to such receivables to Sellers and obtaining from Sellers a refund of the Purchase Price in the amount of such uncollected receivables after deducting the recorded reserve for bad debt.

    3.11 CONDITION OF ASSETS; TITLE; BUSINESS. SCHEDULES 2.1(ii), 2.1(iii), 2.1(xi) AND 3.10 correctly describe all personal property with book value in excess of $5,000 used in the Business included in the Purchased Assets. The Purchased Assets are in good operating condition and repair and are suitable for the purposes for which they are used in the Business. Sellers have good, indefeasible and exclusive title to all of the Purchased Assets (which for purposes of Real Property leased to Sellers shall mean a valid leasehold interest in such assets); all of the Purchased Assets are reflected on the 6-30-96 Balance Sheet or, under GAAP, are not required to be reflected thereon; the Purchased Assets include all assets that are necessary for use in and operation of the Business; and except as disclosed on SCHEDULE 3.11, none of the Purchased Assets is subject to any Encumbrance or impairment, whether due to its condition, utility, collectability or otherwise, other than Permitted Encumbrances, and all Encumbrances reflected on SCHEDULE 3.11 shall be removed prior to Closing. Sellers are engaged in the Business and no other business.

    3.12 NO PENDING LITIGATION OR PROCEEDINGS. Except as disclosed on SCHEDULE 3.12, no action, suit, investigation, claim or proceeding of any nature or kind whatsoever, whether civil, criminal or administrative, by or before any Governmental Body or arbitrator ("LITIGATION") is pending or, to the knowledge of Sellers, threatened against or affecting Sellers, the Business, any of the Purchased Assets, the Assumed Liabilities, the ability of Sellers to perform its obligations under this Agreement or any of the transactions contemplated by this Agreement or any Other Agreement, and, to Sellers' knowledge, there is no basis for any such Litigation. Except as disclosed on SCHEDULE 3.12, Sellers have not been a party to any other Litigation since December 31, 1993. Except as disclosed on SCHEDULE 3.12, there is presently no outstanding judgment, decree or order of any Governmental Body against or affecting Sellers, the Business, any of the Purchased Assets, the Assumed Liabilities, or any of the transactions contemplated by this Agreement or any Other Agreement. Except as disclosed on
SCHEDULE 3.12, Sellers have no pending Litigation in which Sellers' are the plaintiffs against any third party.

    3.13 CONTRACTS; COMPLIANCE.  Disclosed on SCHEDULES 2.1(vii), 3.13, 3.15,
3.16 OR 3.21 is a brief description of each contract, lease, indenture, mortgage, instrument, commitment or other agreement, arrangement or understanding, oral or written, formal or informal, included in the Purchased Assets (except for agreements specifically made herein) and that (i) is material to the Business, individually or in the aggregate; (ii) involves the purchase, sale or lease of any asset, materials, supplies, inventory or services in excess of $25,000 per year; (iii) has an unexpired term of more than six months from the date hereof, taking into account the effect of any renewal options; (iv) relates to the borrowing or lending of any money or guarantee of any obligation in excess of

$25,000; (v) limits the right of Sellers (or, after Closing, Buyer) to compete in any line of business or otherwise restricts any right Sellers (or, after Closing, Buyer) may have; (vi) is an employment or consulting contract involving payment of compensation and benefits in excess of $25,000 per year; (vii) involves sales, distribution or other similar issues and provides for payments in excess of $10,000 per year; (viii) forms any partnership, joint venture or other similar agreement; (ix) grants any option, license, franchise or similar agreement; (x) is for the lease of any real property; or (xi) was not entered into in the ordinary course (each, a "CONTRACT" and collectively, the "CONTRACTS"). Each Contract is a legal, valid and binding obligation of Sellers and is in full force and effect. Sellers and each other party to each Contract has performed all obligations required to be performed by it thereunder and is not in breach or default, and is not alleged to be in breach or default, in any respect thereunder, and no event has occurred and no condition or state of facts exists (or would exist upon the giving of notice or the lapse of time or both) that would become or cause a breach, default or event of default thereunder, would give to any Person the right to cause such a termination or would cause an acceleration of any obligation thereunder. Sellers are not currently renegotiating any Contract nor have Sellers received any notice of non-renewal or price increase or sales or production allocation with respect to any Contract.

    3.14 PERMITS; COMPLIANCE WITH LAW. Except as reflected on SCHEDULE 3.14, Sellers hold, and the Purchased Assets include, all permits, certificates, licenses, franchises, privileges, approvals, registrations and authorizations required under any applicable Law or otherwise advisable in connection with the operation of the Purchased Assets and Business (each, a "PERMIT" and collectively, "PERMITS"). Each Permit is valid, subsisting and in full force and effect. Sellers are in material compliance with and have fulfilled and performed its obligations under each Permit, and no event or condition or state of facts exists (or would exist upon the giving of notice or lapse of time or both) that could constitute a breach or default under any Permit. Except as set forth on
SCHEDULE 3.22, Sellers (relating to the Business) have not been since December 31, 1993 nor are they currently in violation of any Law and has received no notice of any violation of Law, and to Seller's knowledge no event has occurred or condition or state of facts exists that could give rise to any such violation. Sellers have not received any notice of non-renewal of any Permit.

    3.15 REAL PROPERTY. SCHEDULE 3.15 discloses and summarizes all real properties currently owned, used or leased by Sellers or in which Sellers have an interest that are included in the Purchased Assets (collectively, the "REAL PROPERTY") and identifies the record title holder or tenant of all of the Real
Property.   Except as disclosed on SCHEDULE 3.15, Sellers have good and indefeasible fee simple title to all Real Property shown as owned by it on
SCHEDULE 3.15, free and clear of all Encumbrances other than Permitted Encumbrances, and all Encumbrances reflected on SCHEDULE 3.15 shall be removed prior to Closing. Sellers have the right to quiet enjoyment of all Real Property in which it holds a leasehold interest for the full term, including all renewal rights, of the lease or similar agreement relating thereto. Copies of all title insurance policies written in favor of Sellers and all surveys relating to the Real Property owned by Sellers have been delivered to Buyer. All structures and other improvements on all Real Property owned by Sellers are within the lot lines and do not encroach on the properties of any other Person, and the use and operation of all Real Property conform to all applicable building, zoning, safety and subdivision Laws, Environmental Laws and other Laws, and all restrictive covenants and restrictions and conditions affecting title. No portion of any Real Property is located in a flood plain, flood hazard area or designated wetlands area. Sellers have not received any written or oral notice of assessments for public improvements against any Real Property or any written or oral notice or order by any Governmental Body, any insurance company that has issued a policy with respect to any of such properties or any board of fire underwriters or other body exercising similar functions that relates to violations of building, safety or fire ordinances or regulations, claims any defect or deficiency with respect to any of such properties or requests the performance of any repairs, alterations or other work to or in any of such properties or in the streets bounding the same. Each parcel of Real Property owned by Sellers is considered a separate parcel of land for taxing and conveyancing purposes. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of the Real Property owned by Sellers. All public utilities (including water, gas, electric, storm and sanitary sewage, and telephone utilities) required to operate the facilities of Sellers are available to such facilities, and such utilities enter the boundaries of such facilities through adjoining public streets, easements or rights-of-way of record in favor of Sellers. Such public utilities are all connected pursuant to valid permits, are all in good working order and are adequate to service the operations of such facilities as currently conducted and permit full compliance with all requirements of Law. Sellers have not received any written notice of any proposed, planned or actual curtailment of service of any utility supplied to any facility of Sellers. All Real Property used by Sellers has access to a publicly open street.

    3.16 TRANSACTIONS WITH RELATED PARTIES. No Related Party is or has been since December 31, 1996 a party to any transaction, agreement or understanding with Sellers except pursuant to arrangements disclosed on SCHEDULE 3.16 and except for dividends properly reflected as such in the Financial Statements. No Related Party uses any of the Purchased Assets except directly in connection with the Business, and no Related Party owns or has any interest in any Purchased Asset or other asset used in the Business. No Related Party has any claim of any nature, including any inchoate claim, against any of the Purchased Assets or the Business. Except as expressly provided herein or in any Other Agreement or as otherwise may be mutually agreed after Closing, (i) no Related Party will at any time after Closing for any reason, directly or indirectly, be or become entitled to receive any payment or transfer of money or other property of any kind from Buyer, and (ii) Buyer will not at any time after Closing for any reason, directly or indirectly, be or become subject to any obligation to any Related Party.

    3.17 LABOR RELATIONS. SCHEDULE 3.17 sets forth a true and complete list of the names, titles, annual salaries and other compensation of all employees of the Business. The relations of Sellers with their employees are good. No employee of Sellers is represented by any union or other labor organization. No representation election, arbitration proceeding, grievance, labor strike, dispute, slowdown, stoppage or other labor trouble is pending or, to the knowledge of Sellers, threatened against, involving, affecting or potentially affecting Sellers. No complaint against Sellers is pending or, to the knowledge of Sellers, threatened before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state or local agency, by or on behalf of any employee of Sellers. Sellers have no Liability for sick leave, vacation time, severance pay or any similar item not fully reserved on the 6-30-96 Balance Sheet, except as set forth on SCHEDULE 3.17. Sellers have no Liability for any occupational disease of any of its employees, former employees or others. Neither the execution and delivery of this Agreement, the performance of the provisions hereof nor the consummation of the transactions contemplated hereby will trigger any severance pay obligation under any contract or under any Law.

    3.18 PRODUCT LIABILITIES; WARRANTIES. Each of the products produced or sold in connection with the Business is, and at all times up to and including the Closing has been, (a) in compliance in all material respects with all applicable federal, state, local and foreign laws and regulations and (b) fit for the ordinary purposes for which it is intended to be used and conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or in connection with its sale. There is no design defect with respect to any of such products, and each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws, rules and regulations and current industry practice with respect to its contents and use. SCHEDULE 3.18 discloses and describes the terms of all express product warranties under which Buyer may have Liability after the Closing Date.

    3.19 INSURANCE. SCHEDULE 3.19 discloses all insurance policies on an "occurrence" basis with respect to which Sellers is the owner, insured or beneficiary. Such policies are commercially reasonable, in both scope and amount, in light of the risks attendant to the Business and are comparable in coverage to policies customarily maintained by others engaged in similar lines of business. There is no claim pending under any of such policies as to which coverage has been questioned, denied or disputed which relates to the Business.

    3.20 INTELLECTUAL PROPERTY RIGHTS. SCHEDULE 3.20 discloses all of the trademark and service mark rights, applications and registrations, trade names, fictitious names, service marks, logos and brand names, copyrights, copyright applications, letters patent, patent applications and licenses of any of the foregoing owned or used by Sellers in or applicable to the Business. Sellers have the entire right, title and interest in and to, or has the exclusive perpetual royalty-free right to use, the intellectual property rights disclosed on SCHEDULE 3.20 and all other processes, know-how, show-how, formulae, trade secrets, inventions, discoveries, improvements, blueprints, specifications, drawings, designs, and other proprietary rights necessary or applicable to or advisable for use in the Business ("INTELLECTUAL PROPERTY"), free and clear of all Encumbrances. SCHEDULE 3.20 separately discloses all Intellectual Property under license. The Intellectual Property is valid and not the subject of any interference, opposition, reexamination or cancellation. To the knowledge of Sellers, no Person is infringing upon nor has any Person misappropriated any Intellectual Property. Sellers are not infringing upon the intellectual property rights of any other Person.

    3.21 EMPLOYEE BENEFITS.

         (a) BENEFIT PLANS; SELLERS PLANS. SCHEDULE 3.21 discloses all written and unwritten "employee benefit plans" within the meaning of Section 3(3) of ERISA, and any other written and unwritten profit sharing, pension, savings, deferred compensation, fringe benefit, insurance, medical, medical reimbursement, life, disability, accident, post-retirement health or welfare benefit, stock option, stock purchase, sick pay, vacation, employment, severance, termination or other plan, agreement, contract, policy, trust fund or arrangement for employees of the Business (each, a "BENEFIT PLAN"), whether or not funded and whether or not terminated, (i) maintained or sponsored by Sellers in which Sellers participate; (ii) with respect to which Sellers have or may have Liability or is obligated to contribute; (iii) that otherwise covers any of the current or former employees of Sellers or their beneficiaries; or (iv) as to which any such current or former employees of Sellers or their beneficiaries participated or were entitled to participate or accrue or have accrued any rights thereunder (each, a "SELLERS PLAN"). No Sellers Plan covers any employees of any member of the Sellers Group in any foreign country or territory. With the exception of the requirements of Section 4980B of the Code, no post-retirement benefits are provided under any Sellers Plan that is a welfare benefit plan as described in ERISA Section 3(1).

         (b) SELLERS GROUP MATTERS; FUNDING. Neither Sellers nor any corporation that may be aggregated with Sellers under Sections 414(b),(c), (m) or (o) of the Code (the "SELLERS GROUP") has any obligation to contribute to or any Liability under or with respect to any Benefit Plan of the type described in Sections 4063 and 4064 of ERISA or Section 413(c) of the Code. Sellers do not have any Liability, and after the Closing Buyer will not have any Liability, with respect to any Benefit Plan of any other member of the Sellers Group, whether as a result of delinquent contributions, distress terminations, fraudulent transfers, failure to pay premiums to the PBGC, withdrawal Liability or otherwise. No accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) exists nor has any funding waiver from the IRS been received or requested with respect to any Sellers Plan or any Benefit Plan of any member of the Sellers Group and no excise or other Tax is due or owing because of any failure to comply with the minimum funding standards of the Code or ERISA with respect to any of such plans.

         (c) COMPLIANCE. Each Sellers Plan and all related trusts, insurance contracts and funds have been created, maintained, funded and administered in all respects in compliance with all applicable Laws and in compliance with the plan document, trust agreement, insurance policy or other writing creating the same or applicable thereto. No Sellers Plan is or is proposed to be under audit or investigation, and no completed audit of any Sellers Plan has resulted in the imposition of any Tax, fine or penalty.

         (d) QUALIFIED PLANS. SCHEDULE 3.21 discloses each Sellers Plan that purports to be a qualified plan under Section 401(a) of the Code and exempt from United States federal income tax under Section 501(a) of the Code (a "QUALIFIED PLAN"). With respect to each Qualified Plan, a current determination letter (or opinion or notification letter, if applicable) has been received from the IRS that such plan is qualified under Section 401(a) of the Code and exempt from federal income tax under Section 501(a) of the Code. No Qualified Plan has been amended since the date of the most recent such letter. No member of the Sellers Group, nor any fiduciary of any Qualified Plan, nor any agent of any of the foregoing, has done or failed to do anything that would adversely affect the qualified status of a Qualified Plan or the qualified status of any related trust.

         (e) DEFINED BENEFIT PLANS. SCHEDULE 3.21 also discloses each Sellers Plan that is a defined benefit plan as defined in Section 3(35) of ERISA (a "DEFINED BENEFIT PLAN"). The present value of vested and nonvested accrued benefits under each Defined Benefit Plan does not exceed the present fair market value of the assets of such plan, based on the actuarial assumptions and methodology used for funding purposes (i) as set forth in such plan's most recent actuarial report; (ii) as required by the PBGC on a termination basis; and (iii) as set forth in FASB 87. No Defined Benefit Plan sponsored by any member of or covering any employee of the Sellers Group has been terminated or partially terminated since September 1, 1974. No event has occurred and no condition has existed that could constitute grounds under Section 4042 of ERISA for termination of or appointment of a trustee to administer any Defined Benefit Plan. No member of the Sellers Group has transferred, in whole or in part, a Defined Benefit Plan to a corporation that was at the time of transfer a member of a different controlled group of corporations (within the meaning of Section 4001(a)(14) of ERISA) than the transferor. Sellers have no Liability for any Sellers Plan that is not accrued on the 6-30-96 Balance Sheet or, if arising after the Balance Sheet Date and on and before the Closing, will not be accrued on the Final Closing Balance Sheet.

         (f) MULTIEMPLOYER PLANS. No Sellers Plan is a multiemployer plan within the meaning of Section 3(37) or Section 4001(a)(3) of ERISA (a "MULTIEMPLOYER PLAN"). No member of the Sellers Group has withdrawn from any Multiemployer Plan or incurred any withdrawal Liability to or under any Multiemployer Plan.

         (g)  PROHIBITED TRANSACTIONS; FIDUCIARY DUTIES.   No prohibited
transaction (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Sellers Plan exists or has occurred that could subject Sellers to any Liability or Tax under Part 5 of Title I of ERISA or Section 4975 of the Code. No member of the Sellers Group, nor any administrator or fiduciary of any Sellers Plan, nor any agent of any of the foregoing, has engaged in any transaction or acted or failed to act in a manner that will subject Sellers to any Liability for a breach of fiduciary or other duty under ERISA or any other applicable Law.

    3.22 ENVIRONMENTAL MATTERS.  Except as disclosed in SCHEDULE 3.22:

         (a) COMPLIANCE; NO LIABILITY. Sellers have operated the Business and each parcel of Real Property in compliance with all applicable Environmental Laws. Neither Sellers is subject to any Liability, penalty or expense (including legal fees), and Buyer will not suffer or incur any loss, Liability, penalty or expense (including legal fees) by virtue of any violation of any Environmental Law with respect to the Business occurring prior to the Closing, any environmental activity conducted on or with respect to any property at or prior to the Closing or any environmental condition existing on or with respect to any property at or prior to the Closing, in each case whether or not Sellers permitted or participated in such act or omission.

         (b) TREATMENT; CERCLIS. Except as part of Sellers' Business operated in the ordinary course and not in violation of any Environmental Law, (i) Sellers have not treated, stored, recycled or disposed of any Regulated Material on any real property, and no other Person has treated, stored, recycled or disposed of any Regulated Material on any part of the Real Property; (ii) there has been no release of any Regulated Material at, on or under any Real Property; and (iii) Sellers have not transported any Regulated Material or arranged for the transportation of any Regulated Material to any location that is listed or proposed for listing on the National Priorities List pursuant to Superfund, on CERCLIS or any other location that is the subject of a federal, state or local enforcement action or other investigation that may lead to claims against Sellers for cleanup costs, remedial action, damages to natural resources, to other property or for personal injury including claims under Superfund. None of the Real Property is listed or, to the knowledge of Sellers, proposed for listing on the National Priorities List pursuant to Superfund, CERCLIS or any state or local list of sites requiring investigation or cleanup.

         (c) NOTICES; EXISTING CLAIMS; CERTAIN REGULATED MATERIALS; STORAGE TANKS. Sellers, with respect to the Business, have not received any request for information, notice of claim, demand or other notification that they are or may be potentially responsible with respect to any investigation, abatement or cleanup of any threatened or actual release of any Regulated Material.
Sellers, with respect to the Business, are not required to place any notice or restriction relating to the presence of any Regulated Material at any Real Property or in any deed to any Real Property. Sellers have provided to Buyer a list of all sites to which Sellers have transported any Regulated Material for recycling, treatment, disposal, other handling or otherwise (as a part of SCHEDULE 3.22). There has been no past, and there is no pending or contemplated, claim by Sellers, with respect to the Business, under any Environmental Law or Laws based on actions of others that may have impacted the Real Property, and Sellers, with respect to the Business, have not entered into any agreement with any Person regarding any Environmental Law, remedial action or other environmental Liability or expense. Except as disclosed on SCHEDULE 3.22, there are no underground storage tanks on the Real Property. All aboveground storage tanks located on the Real Property are disclosed on SCHEDULE 3.22, and all such tanks and associated piping are in sound condition and are not leaking and have not leaked, except for leaks which would not cause a violation of any Environmental Law.

    3.23 CUSTOMER RELATIONS.    SCHEDULES 3.23(a) AND 3.23(b) respectively, set
forth (a) the name of, and a brief description of the goods supplied to, each customer of the Business whose purchases from Sellers during the twelve-month period ending December 31, 1996 equaled or exceeded two percent of the net sales of the Business during such period, and (b) the name of, and a brief description of the goods or services supplied by, each supplier of goods or services to the Business to whom Sellers paid $75,000 or more during the same period. There exists no condition or state of facts or circumstances involving Sellers' customers, suppliers, distributors or sales representatives that Sellers can reasonably foresee could adversely affect the Business or the Purchased Assets after the Closing Date.

    3.24 FINDERS' FEES. Other than as set forth in SCHEDULE 3.24, neither Sellers nor any of their officers, directors or employees has employed any broker or finder or incurred any Liability for any brokerage fee, commission or finders' fee in connection with any of the transactions contemplated hereby or by any Other Agreement.

    3.25 INVESTMENT. The Sellers have no intention of selling the USF Shares or any interest therein in violation of the federal securities Laws or any applicable state securities Laws. Prior to the date of this Agreement, each Seller has received all information provided to it by Buyer and has had the opportunity to ask questions of and receive answers from representatives of Buyer concerning Buyer, USF and the USF Shares and to obtain certain additional information requested of Buyer.

    3.26 DISCLOSURE. None of the representations or warranties of Sellers contained herein and none of the information contained in the Schedules referred to in ARTICLE III is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect, and all of such representations and warranties of Sellers, disregarding all qualifications and exceptions contained therein relating to materiality, are true and correct with only such exceptions as would not in the aggregate reasonably be expected to have a material adverse effect on the Business.

                                      ARTICLE IV
                       REPRESENTATIONS AND WARRANTIES OF BUYER

    As an inducement to Sellers to enter into this Agreement and consummate the transactions contemplated hereby, Buyer and USF represent and warrant to Sellers on the date hereof and on the Closing Date as follows:

    4.1 ORGANIZATION. Each of USF and Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own or lease its properties, carry on its business, enter into this Agreement and the Other Agreements to which it is or is to become a party and perform its obligations hereunder and thereunder.


    4.2 AUTHORIZATION AND ENFORCEABILITY. This Agreement and each Other Agreement to which either Buyer or USF are a party have been duly executed and delivered by and constitute the legal, valid and binding obligations of Buyer and USF, enforceable against them in accordance with their respective terms. Each Other Agreement to which Buyer or USF is to become a party pursuant to the provisions hereof, when executed and delivered by Buyer or USF, will constitute the legal, valid and binding obligation of Buyer or USF, enforceable against Buyer or USF in accordance with the terms of such Other Agreement. All actions contemplated by this Section have been duly and validly authorized by all necessary proceedings by Buyer and USF.

    4.3 NO VIOLATION OF LAWS; CONSENTS. Neither the execution and delivery of this Agreement or any Other Agreement to which Buyer or USF is or is to become a party, the consummation of the transactions contemplated hereby or thereby nor the compliance with or fulfillment of the terms, conditions or provisions hereof or thereof by Buyer or USF will: (i) contravene any provision of the Governing Documents of Buyer or USF, or (ii) violate any Law or any judgment or order of any Governmental Body to which Buyer or USF is subject or by which any of its assets may be bound or affected. Except for listing of the USF Shares on the NYSE, no consent, approval or authorization of, or registration or filing with, any Person is required in connection with the execution or delivery by Buyer or USF of this Agreement or any of the Other Agreements to which Buyer or USF is or is to become a party pursuant to the provisions hereof or the consummation by Buyer or USF of the transactions contemplated hereby or thereby.

    4.4 NO PENDING LITIGATION OR PROCEEDINGS. No Litigation is pending or, to the knowledge of Buyer or USF, threatened against or affecting Buyer or USF in connection with any of the transactions contemplated by this Agreement or any Other Agreement to which Buyer or USF is or is to become a party. There is presently no outstanding judgment, decree or order of any Governmental Body against or affecting Buyer or USF in connection with the transactions contemplated by this Agreement or any Other Agreement to which Buyer or USF is or is to become a party.

    4.5 CAPITALIZATION. The authorized capital stock of USF consists of (i) 150,000,000 shares of USF Common Stock, $.01 par value, of which 69,986,221 were issued and outstanding as of December 31, 1996, and (ii) 3,000,000 shares of Preferred Stock, $0.10 par value, none of which are issued and outstanding. On the Closing Date, all issued and outstanding shares of the USF Common Stock will be, duly authorized, validly issued, fully paid and nonassessable. The USF Shares to be issued to the Sellers pursuant to this Agreement will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, USF's Certificate of Incorporation or By-Laws or any agreement to which USF is a party or is bound.

    4.6 FINDERS' FEES. Neither Buyer nor USF nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fee, commission or finder's fee in connection with any of the transactions contemplated hereby.

    4.7 REGISTRATION STATEMENT AND INFORMATION. The Registration Statement on Form S-4 covering the USF Shares has been declared effective by the Commission. All information provided by Buyer or USF to Sellers for use in Sellers Information Statement was, when delivered, true and correct in all material respects. USF meets the requirements for the use of Form S-3.


                                      ARTICLE V
                                  CERTAIN COVENANTS

    5.1 CONDUCT OF BUSINESS PENDING CLOSING. From and after the date hereof and until the Closing Date, unless Buyer shall otherwise consent in writing, Sellers shall, and Sellers shall cause Sellers to conduct, its affairs as follows:

         (a) ORDINARY COURSE; COMPLIANCE. The Business shall be conducted only in the ordinary course and consistent with past practice. Sellers shall maintain the Purchased Assets and Assumed Liabilities consistent with past practice and shall comply in a timely fashion with the provisions of all Contracts and Permits and its other agreements and commitments. Sellers shall use their best efforts to keep the Business organization intact, keep available the services of their present employees and preserve the goodwill of its suppliers, customers and others having business relations with it. Sellers shall maintain in full force and effect their policies of insurance, subject only to variations required by the ordinary operations of the Business, or else shall obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing.

         (b) PROHIBITED TRANSACTIONS. Except as set forth on SCHEDULE 5.1, Sellers shall not: (i) make any distribution with respect to its capital stock;
(ii) organize any subsidiary, acquire any capital stock or other equity securities of any other corporation, or acquire any equity or ownership interest in any business; (iii) cancel or waive any claim or right to sell, transfer, distribute or otherwise dispose of any assets or properties, except in the ordinary course of business; (iv) make any capital expenditures in excess of $100,000 in the aggregate or make any new commitment for additions to property, plant or equipment; (v) enter into any contract or commitment the performance of which may extend beyond the Closing, except those made in the ordinary course of business, the terms of which are consistent with past practice; (vi) enter into any employment or consulting contract or arrangement that is not terminable at will and without penalty or continuing obligation; (vii) fail to pay any Liability or charge when due, other than Liabilities contested in good faith by appropriate proceedings; (viii) take any action that is reasonably likely to result in the occurrence of any event described in SECTION 3.7; or (ix) take any action or omit to take any action that will cause a breach or termination of any Permit or Contract, other than termination by fulfillment of the terms thereunder.

         (c) ACCESS, INFORMATION AND DOCUMENTS. Sellers shall give to Buyer and to Buyer's employees and representatives (including accountants, actuaries, attorneys, environmental consultants and engineers) access during normal business hours to all of the properties, books, Tax returns, contracts, commitments, records, officers, personnel and accountants (including independent public accountants and their workpapers concerning Sellers) of Sellers and shall furnish to Buyer all such documents and copies of documents and all information with respect to the properties, Liabilities and affairs of Sellers as Buyer may reasonably request, except to the extent providing any such materials would violate an attorney/client privilege.

    5.2 PUBLICITY. Sellers and Buyer shall not issue any press release or otherwise make any announcements to the public or the employees of Sellers with respect to this Agreement without the prior written consent of the other, except as required by Law and the implementation of this Agreement and the Other Agreements. This Section shall expire on the 10th day after the Closing Date.

    5.3 FULFILLMENT OF AGREEMENTS. Each party hereto shall use its best efforts to cause all of those conditions to the obligations of the other parties under ARTICLE VI that are not beyond its reasonable control to be satisfied on or prior to the Closing and shall use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, Sellers shall, prior to Closing, obtain the consents identified in SCHEDULE 3.4


    5.4  CERTAIN TRANSITIONAL MATTERS.

         (a) COLLECTION OF ACCOUNTS RECEIVABLES. Sellers agree that Buyer, from and after the Closing, shall have the right and authority to collect for Buyer's own account all accounts receivable and other items which shall be transferred to Buyer as provided herein.

         (b) ENDORSEMENT OF CHECKS. From and after the Closing, Buyer shall have the right and authority to retain and endorse without recourse the name of Sellers on any check or any other evidences of indebtedness received by Buyer on account of any of the Business and Purchased Assets transferred to Buyer hereunder.

         (c) REMIT FUNDS. After the Closing, Sellers shall promptly (but no less frequently than weekly) transfer and deliver to Buyer any cash or other property, if any, that Sellers may receive related to the Business or the Purchased Assets.

         (d) ASSUMED LIABILITIES CONTROLLED BY BUYER. From and after the Closing, Buyer shall have complete control over the payment, settlement or other disposition of, or any dispute involving, any Assumed Liability, and Buyer shall have the right to conduct and control all negotiations and proceedings with respect thereto. Sellers shall notify Buyer immediately of any claim made with respect to any Assumed Liability and shall not, except with the prior written consent of Buyer, voluntarily make any payment of, or settle or offer to settle, or consent to any compromise with respect to, any such Assumed Liability. Sellers shall cooperate with Buyer in connection with any negotiations or proceedings involving any Assumed Liability.

         (e) USE OF NAMES. Promptly after the date hereof, Sellers shall no longer use any name bearing a resemblance to Hydrocarbon Technologies, Inc. Buyer shall be permitted to use the names Mobley Environmental Services, Inc. and Mobley Company for a period ending 90 days after the Closing, after which all rights to such names shall revert to Sellers.

    5.5 INSURANCE. Following the Closing, Sellers shall, to the extent that coverage under its insurance policies extends to include the Business in respect of claims or occurrences concerning Sellers prior to the Closing, (i) take no action to eliminate or reduce such coverage, other than normal elimination or reduction of coverage as they occur by virtue of the filing of claims in the ordinary course under such insurance policies, (ii) pay when due any premiums under such policies for periods, including retrospective or retroactive premium adjustments and (iii) use its best efforts to assist in filing and processing claims under, and otherwise cooperate with Buyer (and their successors) to allow them, in their own names, or on behalf of Sellers, to obtain all coverage benefits applicable to the Business under such insurance policies, including the execution of assignments or powers of attorney for the benefit of Buyer. Any proceeds of insurance paid by an insurer to Sellers for claims of Buyer made in accordance with this Section shall be promptly paid to Buyer. Nothing herein shall require Sellers to extend any existing policy of insurance to provide coverage for occurrences after the Closing Date.

    5.6 ASSISTANCE. Sellers shall cooperate with and assist Buyer and its authorized representatives in order to provide, to the extent reasonably requested by Buyer, an efficient transfer of control of the Purchased Assets and to avoid any undue interruption in the activities and operations of the Business following the Closing Date.

    5.7 NO SOLICITATION OF THE EMPLOYEES OF THE BUSINESS. For a period of three years from and after the Closing Date, none of Sellers shall, directly or indirectly through another person or entity, induce or seek to induce to leave the employ of Buyer or any of its Affiliates, or, without the prior written consent of Buyer, employ or otherwise use the services of, any employee employed in the Business, other than any such employee whose employment is terminated by Buyer or any of its Affiliates prior to such time.

    5.8 SEVERANCE AND TERMINATION PAYMENTS. Sellers agree to pay, perform and discharge any and all severance payments and other Liabilities with respect to employees of Sellers which result from the transfer of the Purchased Assets hereunder and the employment by Buyer of those employees and indemnify and hold harmless Buyer and its directors, officers and Affiliates from and against any and all losses, Liabilities, damages, costs and expenses, including reasonable legal fees and disbursements, that any of the aforesaid may suffer or incur by reason of or relating to any Liabilities referred to in this SECTION 5.8. Buyer shall be responsible for severance payments for all employees terminated by Buyer following the Closing pursuant to USF's severance policies.

    5.9 SELLERS' EMPLOYEES. Buyer shall have the right, but not the obligation, to employ any or all of the employees of Sellers; provided, however, that certain key employees of Sellers shall enter into employment or consulting agreements with Buyer, on terms mutually acceptable to Buyer and such individual managers. Such agreements shall provide for employment of such Sellers' managers for a mutually acceptable period of time. Buyer shall give to all employees of Sellers who are hired by Buyer credit for years of service with Sellers in all Benefit Plans of Buyer as if such years of service had been in the employ of Buyer, but only for purposes of eligibility and vesting and not for benefit accrual.

    5.10 WORKERS' COMPENSATION AND DISABILITY CLAIMS.

         (a) SELLERS' LIABILITY. Sellers shall remain liable for all Liability for all workers' compensation, disability and occupational diseases of or with respect to all of Sellers' employees to the extent attributable to injuries, claims, conditions, events and occurrences occurring on or before the Closing Date.

         (b) BUYER'S LIABILITY. Buyer shall be liable for all Liability for all workers' compensation, disability and occupational diseases of or with respect to all employees of Sellers hired by Buyer to the extent attributable to injuries, claims, conditions, events and occurrences occurring after the Closing Date.

    5.11 COVENANT NOT TO COMPETE.

         (a) RESTRICTION. From and after the Closing Date, Sellers shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, stockholder, partner or otherwise with, any business conducting business under any name similar to the name of Hydrocarbon Technologies, Inc., United States Filter Corporation or United States Filter Recovery Services (Southwest), Inc. For a period of five years from and after the Closing Date, Sellers shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed or otherwise connected as an officer, employer, stockholder, partner or otherwise with, any business that at any relevant time during such period directly or indirectly competes with the Business in Arkansas, Louisiana, Mississippi, Oklahoma and Texas. Ownership of not more than 2% of the outstanding stock of any publicly traded company shall not be a violation of this Section.

         (b) ENFORCEMENT. The restrictive covenant contained in this Section is a covenant independent of any other provision of this Agreement and the existence of any claim that Sellers may allege against any other party to this Agreement, whether based on this Agreement or otherwise, shall not prevent the enforcement of this covenant. Sellers agree that Buyer's remedies at law for any breach or threat of breach by Sellers of the provisions of this Section will be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Buyer may be entitled at law or equity. In the event of litigation regarding this covenant not to compete, the prevailing party in such litigation shall, in addition to any other remedies the prevailing party may obtain in such litigation, be entitled to recover from the other party its reasonable legal fees and out of pocket costs incurred by such party in enforcing or defending its rights hereunder. The length of time for which this covenant not to compete shall be in force shall not include any period of violation or any other period required for litigation during which Buyer seeks to enforce this covenant. Should any provision of this Section be adjudged to any extent invalid by any competent tribunal, such provision will be deemed modified to the extent necessary to make it enforceable.

    5.12 CERTAIN FEES. Sellers acknowledge that Buyer has reimbursed Sellers for expenses incurred by Sellers in connection with Buyer's acquisition of substantially all of the assets of PORI International, Inc. ("PORI") in the amount of $250,000. Buyer shall also pay Sellers a fee of $10,000 per month plus reasonable out of pocket expenses beginning February 1, 1997 until the Closing as compensation for assistance provided by Sellers to Buyer in connection with the operations of PORI. Buyers shall also reimburse Sellers for certain capital expenditures set forth on SCHEDULE 5.12 in an amount not to exceed $275,000.

    5.13 SALE OF USF SHARES. Following the Closing all sales of USF Shares by the Sellers shall be made through Donaldson, Lufkin & Jenrette Securities Corporation or such other broker as designated by Sellers and approved by Buyer. All USF Shares disposed of by the Sellers shall be sold in agency sales or ordinary brokerage transactions on the New York Stock Exchange and will not be disposed of in any manner which is disruptive to the market for USF Common Stock.

                                      ARTICLE VI
                         CONDITIONS TO CLOSING; TERMINATION

    6.1 CONDITIONS PRECEDENT TO OBLIGATION OF BUYER. The obligation of Buyer to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Buyer at Buyer's sole option:

         (a) BRINGDOWN OF REPRESENTATIONS AND WARRANTIES; COVENANTS. Each of the representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Sellers shall have performed in all respects all of the covenants and complied with all of the provisions required by them Agreement to be performed or complied with by it at or before the Closing.

         (b) LITIGATION. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby or that would limit or adversely affect Buyer's ownership of the Purchased Assets or assumption of the Assumed Liabilities, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or any of the Other Agreements or seeking monetary or other relief by reason of the consummation of any of such transactions.

         (c) NO MATERIAL ADVERSE CHANGE. Between the date hereof and the Closing Date, there shall have been no material adverse change, regardless of insurance coverage therefor, in the Business or any of the Purchased Assets, results of operations, Liabilities, prospects or condition, financial or otherwise, of Sellers.

         (d) CLOSING CERTIFICATE. Sellers shall have delivered a certificate, dated the Closing Date, in such detail as Buyer shall request, certifying to the fulfillment of the conditions set forth in subparagraphs (a), (b) and (c) of this Section. Such certificate shall constitute a representation and warranty of Sellers with regard to the matters therein for purposes of this Agreement.

         (e) ARRANGEMENTS WITH EMPLOYEES. Substantially all of Sellers' employees shall have accepted employment with Buyer effective on the Closing Date and Buyer shall have entered into arrangements with Robert Romero, Allen Romero, Howard Romero, Richard Reese, Chris Chisholm and Mike Stark, satisfactory to Buyer in its sole discretion.

         (f) APPROVAL BY SELLERS' SHAREHOLDERS. Sellers' shareholders holding a majority of the votes represented by the outstanding common stock of MES shall have approved the transactions contemplated in connection with this Agreement in accordance with applicable law.

         (g) CLOSING DOCUMENTS. Buyer shall have received the other documents referred to in SECTION 6.3(A). All agreements, certificates, opinions and other documents delivered by Sellers to Buyer hereunder shall be in form and substance satisfactory to Buyer.

         (h) TITLE INSURANCE. Buyer shall have obtained for all Real Property owned by Sellers and all material leasehold interests held by Sellers set forth on SCHEDULE 6.1(H) final marked commitments to issue to Buyer owner's policies of title insurance in accordance with the laws of the State of Texas in coverage amounts equal to the fair market values of such Real Property or leasehold interests, insuring good and indefeasible fee simple title to such Real Property and good title to such leasehold interests with mechanic's liens coverage and such endorsements as Buyer may have reasonably requested and with exceptions only for applicable standard printed exceptions (other than mechanic's and materialmen's liens and rights of possession), and Permitted Encumbrances.

         (i) OTHER DELIVERIES. Buyer shall have received with respect to the Real Property owned by Sellers:

              (i) surveys of such property which conform to the standards set forth in the ALTA/American Congress on Surveying and Mapping Minimum Standard Detail Requirements for Land Title Surveys and which disclose no state of facts inconsistent with the representations and warranties of Sellers set forth in
SECTION 3.15 hereof and are otherwise acceptable to Buyer;

              (ii) ALTA extended coverage statements/affidavits in form and substance satisfactory to Buyer's title insurer regarding title, mechanic's liens and such other customary matters as may be reasonably requested by Buyer or Buyer's title insurer; and

              (iii) a certificate, duly executed and acknowledged by an officer of Sellers under penalties of perjury, in the form prescribed by Treasury Regulation Section 1.1445-2(b)(2)(iii), stating Sellers' names, addresses and federal tax identification numbers, and that each is not a "foreign person" within the meaning of Section 1445 of the Code.

         (j) ESTOPPEL CERTIFICATES. Buyer shall have received estoppel certificates from each lessor of each leasehold estate included in the Purchased Assets, in form and substance satisfactory to Buyer.

         (k) LISTING ON NYSE. The USF Shares shall have been authorized for listing on the NYSE, subject to official notice of issuance.

         (l) CONSENTS. Sellers shall have received the consents, approvals and actions of the Persons referred to in SCHEDULE 3.4.

         (m) PERMITS. USF or Buyer shall have verified or obtained all required or appropriate permits, licenses, franchises, authorizations and approvals to conduct the business of Sellers as presently conducted.

    6.2 CONDITIONS PRECEDENT TO OBLIGATION OF SELLERS. The obligation of Sellers to proceed with the Closing under this Agreement is subject to the fulfillment prior to or at Closing of the following conditions, any one or more of which may be waived in whole or in part by Sellers at Seller's sole option:

         (a) BRINGDOWN OF REPRESENTATIONS AND WARRANTIES; COVENANTS. Each of the representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on, as of and with reference to the Closing Date. Buyer shall have performed all of the covenants and complied in all respects with all of the provisions required by this Agreement to be performed or complied with by it at or before the Closing.

         (b) LITIGATION. No statute, regulation or order of any Governmental Body shall be in effect that restrains or prohibits the transactions contemplated hereby, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any Governmental Body challenging the lawfulness of or seeking to prevent or delay any of the transactions contemplated by this Agreement or the Other Agreements or seeking monetary or other relief by reason of the consummation of such transactions.

         (c) CLOSING CERTIFICATE. Buyer shall have delivered a certificate, dated the Closing Date, in such detail as Sellers shall request, certifying to the fulfillment of the conditions set forth in subparagraphs (a) and (b) of this
SECTION 6.2. Such certificate shall constitute a representation and warranty of Buyer with regard to the matters therein for purposes of this Agreement.

         (d) LISTING ON NYSE. The USF Shares shall have been authorized for listing on the NYSE, subject to official notice of issuance.

         (e) CLOSING DOCUMENTS. Sellers shall also have received the other documents referred to in SECTION 6.3(b). All agreements, certificates, opinions and other documents delivered by Buyer to Sellers hereunder shall be in form and substance satisfactory to counsel for Sellers, in the exercise of such counsel's reasonable professional judgment.

    6.3  DELIVERIES AND PROCEEDINGS AT CLOSING.

         (a) DELIVERIES BY SELLERS. Sellers shall deliver or cause to be delivered to Buyer at the Closing:

              (i) A general warranty deed or deeds to the Real Property owned by Sellers included in the Purchased Assets in a form acceptable to Buyer duly executed and acknowledged by Sellers.

              (ii) A general warranty bill of sale and instrument of assignment to the other Purchased Assets in a form acceptable to Buyer, duly executed by Sellers.

              (iii) Assignments of all transferable or assignable licenses, Permits and warranties relating to the Purchased Assets and of any trademarks, trade names, patents, patent applications, and other Intellectual Property, duly executed and in forms acceptable to Buyer.

              (iv) Stock certificates representing all of the outstanding stock of HTI Vehicle Acquisition Corp.

              (v) Certificates of the appropriate public officials to the effect that each of Sellers is a validly existing corporation in good standing in Texas and Delaware as of a date not more than 10 days prior to the Closing Date.

              (vi) Incumbency and specimen signature certificates dated the Closing Date, signed by the officers of Sellers and certified by its Secretary.

              (vii) True and correct copies of (A) the Governing Documents (other than the bylaws) of Sellers as of a date not more than 10 days prior to the Closing Date, certified by the Secretary of State of Texas or Delaware, as applicable, and (B) the bylaws of Sellers as of the Closing Date, certified by their respective Secretaries.

              (viii) Certificates of the respective Secretaries of Sellers (A) setting forth all resolutions of the Board of Directors of Sellers and, if necessary, the stockholders of Sellers authorizing the execution and delivery of this Agreement and the performance by Sellers of the transactions contemplated hereby, and (B) to the effect that the Governing Documents of Sellers delivered pursuant to SECTION 6.3(a)(vii) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

              (ix) General releases by all officers and directors of Sellers and by Sellers of all Liability of Sellers to them and of any claim that they or any of them may have against Sellers.

              (x) The opinion of Brown McCarroll & Oaks Hartline, legal counsel to Sellers, in substantially the form of EXHIBIT D.

              (xi) Noncompetition Agreements in the form of EXHIBIT E executed by John Mobley, Tom Mobley and Steve Mobley.

              (xii) Such other agreements and documents as Buyer may reasonably request.

         (b) DELIVERIES BY BUYER. Buyer shall deliver or cause to be delivered to Sellers at the Closing:

              (i)  Stock certificates evidencing the USF Shares (subject to
SECTION 2.14) duly endorsed in the respective names of Sellers as may be directed by Sellers and registered at the address of Sellers identified in
SECTION 8.5 using Sellers' federal tax identification numbers which shall be 75-2242963 for MES, 75-1109068 for Mobley and 75-2604260 for HTI, and which shall be delivered in accordance with instructions of Sellers.

              (ii) The Assumption Agreement.

              (iii) A certificate of the appropriate public official to the effect that Buyer is a validly existing corporation in its state of incorporation as of a date not more than 10 days prior to the Closing Date.

              (iv) Incumbency and specimen signature certificates signed by the officers of Buyer and certified by the Secretary of Buyer.

              (v)  True and correct copies of (A) the Governing Documents
(other than the bylaws) of Buyer as of a date not more than 10 days prior to the Closing Date, certified by the Secretary of State of the state of Buyer's incorporation and (B) the bylaws of Buyer as of the Closing Date, certified by the Secretary of Buyer.

              (vi) A certificate of the Secretary of Buyer (A) setting forth all resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the performance by Buyer of the transactions contemplated hereby, certified by the Secretary of Buyer and (B) to the effect that the Governing Documents of Buyer delivered pursuant to SECTION 6.3(b)(v) were in effect at the date of adoption of such resolutions, the date of execution of this Agreement and the Closing Date.

              (vii) The opinion of Damian C. Georgino, Esq., General Counsel to Buyer, in substantially the form of EXHIBIT F.

              (viii) Such other agreements and documents as Sellers may reasonably request.

    6.4  TERMINATION.

         (a)  MUTUAL CONSENT; FAILURE OF CONDITIONS.  Except as provided in
SECTION 6.4(b), this Agreement may be terminated at any time prior to Closing by: (i) mutual consent of Buyer and Sellers; (ii) Buyer, if any of the conditions specified in SECTION 6.1 hereof shall not have been fulfilled by May 31, 1997 and shall not have been waived by Buyer; or (iii) Sellers, if any of the conditions specified in SECTION 6.2 hereof shall not have been fulfilled by May 31, 1997 and shall not have been waived by Sellers. In the event of termination of this Agreement by either Buyer or Sellers pursuant to clause (ii) or (iii) of the immediately preceding sentence, Buyer and Sellers shall be liable to the other for any breach hereof by such party, which breach led to such termination, and the rights and obligations of the parties set forth in SECTIONS 7.2, 7.3 and 8.1 shall survive such termination. Buyer or Sellers shall also be entitled to seek any other remedy to which it may be entitled at law or in equity in the event of such termination, which remedies shall include injunctive relief and specific performance. Notwithstanding the foregoing, in the event that this Agreement is terminated by one party hereto pursuant to clause (ii) or (iii) of the first sentence of this Section solely as a result of a breach by the other party hereto of a representation or warranty of such other party as of a date after the date of this Agreement, which breach could not have been reasonably anticipated by such other party and was beyond the reasonable control of such other party, then the remedy of the party terminating this Agreement shall be limited solely to recovery of all of such party's costs and expenses incurred in connection herewith.

         (b) CASUALTY DAMAGE. Notwithstanding anything else herein to the contrary, if prior to Closing the Purchased Assets (or any portion thereof) are damaged by fire or any other cause, the reasonable estimate of the immediate repair of which would cost more than $250,000, Seller at its option, which may be exercised by written notice given to Buyer within thirty (30) business days after Buyer's receipt of notice of such loss, may reduce the Purchase Price by the amount of any insurance deductible and transfer the rights to insurance coverage fully covering the amount of the loss to Buyer and proceed with the transactions contemplated hereunder. If Seller does not so elect, Buyer may, at its option, declare this Agreement null and void, or Buyer may close subject to reduction of the Purchase Price by the amount of any applicable insurance deductible which shall be paid by Buyer and assignment to Buyer of the proceeds from any insurance carried by Sellers covering such loss. If prior to Closing the Purchased Assets (or any portion thereof) are damaged by fire or any other cause, the reasonable estimate of the repair of which would cost $250,000 or less, such event shall not excuse Buyer from its obligations under this Agreement, but the Purchase Price shall be reduced by an amount equal to the amount of such cost.

                                     ARTICLE VII
                     SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

    7.1 SURVIVAL OF REPRESENTATIONS. All representations, warranties and agreements made by any party in this Agreement or pursuant hereto shall survive the Closing, but all claims for damages made by virtue of such representations, warranties and agreements shall be made under, and subject to the limitations set forth in, this ARTICLE VII. The representations and warranties set forth in ARTICLES III and IV are cumulative, and any limitation or qualification set forth in any one representation and warranty therein shall not limit or qualify any other representation and warranty therein.

    7.2 INDEMNIFICATION BY SELLERS. Sellers shall indemnify, defend, save and hold Buyer and its officers, directors, employees, agents and Affiliates (collectively, "BUYER INDEMNITEES") harmless from and against all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, Liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, "BUYER DAMAGES") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Buyer Indemnitees, directly or indirectly arising out of (i) a breach of any representation or warranty made by Sellers in this Agreement, in any certificate or document furnished pursuant hereto by Sellers or in any Other Agreement to which Sellers are or are to become parties, (ii) a breach or nonfulfillment of any covenant or agreement made by Sellers in or pursuant to this Agreement or in any Other Agreement to which Sellers are or are to become parties, and (iii) any Retained Liability.

    7.3 INDEMNIFICATION BY BUYER. Buyer and USF shall indemnify, defend, save and hold Sellers and their officers, directors, employees, Affiliates and agents (collectively, "SELLERS INDEMNITEES") harmless from and against any and all demands, claims, allegations, assertions, actions or causes of action, assessments, losses, damages, deficiencies, liabilities, costs and expenses (including reasonable legal fees, interest, penalties, and all reasonable amounts paid in investigation, defense or settlement of any of the foregoing and whether or not any such demands, claims, allegations, etc., of third parties are meritorious; collectively, "SELLERS DAMAGES") asserted against, imposed upon, resulting to, required to be paid by, or incurred by any Sellers Indemnitees, directly or indirectly arising out of (i) a breach of any representation or warranty made by Buyer or USF in this Agreement or in any certificate or document furnished pursuant hereto by Buyer or USF or in any Other Agreement to which Buyer or USF is a party; (ii) a breach or nonfulfillment of any covenant or agreement made by Buyer or USF in or pursuant to this Agreement or in any Other Agreement to which Buyer or USF is a party; and (iii) any Assumed Liability and (iv) any claim asserted by a third party (including a Governmental
Body) arising out of Buyer's or USF's operation of the Business after the Closing Date unless such claim arises from a breach of a representation or warranty by Sellers herein.

    7.4 LIMITATION OF LIABILITY. Notwithstanding the foregoing, Sellers' or Buyer's or USF's obligations to indemnify the other against any Damages shall be subject to all of the following limitations:

         (a)  THRESHOLD.  No indemnification shall be made under clause (i) of
SECTION 7.2 or clause (i) of SECTION 7.3 until the aggregate amount of Damages thereunder exceeds $100,000, but if the aggregate amount of Damages thereunder exceeds $100,000 in the aggregate, then indemnification shall be made by Sellers thereunder to the full extent of the Buyer Damages or Seller Damages.

         (b) CEILING. Each party's obligations to indemnify under clause (i) of SECTION 7.2 or clause (i) of SECTION 7.3, as applicable, shall be limited to an aggregate amount not to exceed four million dollars ($4,000,000).

         (c) TIME PERIOD. An Indemnifying Party shall be obligated to indemnify an Indemnified Party by virtue of clause (i) of SECTION 7.2 or clause
(i) of SECTION 7.3 only for those Damages as to which the Indemnified Party has given the Indemnifying Party written notice thereof within two years after the Closing Date; PROVIDED, HOWEVER, that with respect to any claim for Damages sustained by reason of a breach of any representation or warranty relating to those matters governed by SECTIONS 3.8 AND 3.22, Sellers' liability shall be limited to Buyer Damages as to which such written notice shall have been given within five years after the Closing Date.

         (d) FRAUD; INTENTIONAL MISREPRESENTATION. The limitations set forth in SECTIONS 7.4(a), (b) AND (c) shall not apply to Damages arising out of (i) fraud, (ii) the breach of any representation or warranty contained herein or pursuant hereto if such representation or warranty was made with actual knowledge that it contained an untrue statement of a fact or omitted to state a fact necessary to make the statements of facts contained therein not misleading,
(iii) negligent misrepresentation, or (iv) the breach by Sellers of the agreements in SECTION 2.4 and the representations and warranties in SECTIONS 3.1, 3.2 AND 3.11.

         (e) WAIVER OF STATUTE OF LIMITATIONS. Each party hereto waives any applicable statute of limitations that may be applicable to Damages arising under clause (iii) of SECTION 7.2 or clause (iii) of SECTION 7.3.

    7.5 NOTICE OF CLAIMS. If any Buyer Indemnitee or Sellers Indemnitee (an "INDEMNIFIED PARTY") believes that it has suffered or incurred or will suffer or incur any Damages for which it is entitled to indemnification under this ARTICLE VII, such Indemnified Party shall so notify the party or parties from whom indemnification is being claimed (the "INDEMNIFYING PARTY") with reasonable promptness and reasonable particularity in light of the circumstances then existing. If any action at law or suit in equity is instituted by or against a third party with respect to which any Indemnified Party intends to claim any Damages, such Indemnified Party shall promptly notify the Indemnifying Party of such action or suit. The failure of an Indemnified Party to give any notice required by this Section shall not affect any of such party's rights under this
ARTICLE VII or otherwise except and to the extent that such failure is actually prejudicial to the rights or obligations of the Indemnified Party.

    7.6 THIRD PARTY CLAIMS. The Indemnifying Party shall have the right to conduct and control, through counsel of its choosing, the defense of any third party claim, action or suit, and the Indemnifying Party may compromise or settle the same, provided that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise or settlement. The Indemnifying Party shall permit the Indemnified Party to participate in the defense of any such action or suit through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party undertakes to conduct and control the conduct and settlement of such action or suit, (i) the Indemnifying Party shall not thereby permit to exist any Encumbrance upon any asset of the Indemnified Party; and
(ii)
the Indemnifying Party shall not consent to any settlement that does not include as an unconditional term thereof the giving of a complete release from liability with respect to such action or suit to the Indemnified Party. To the extent the Indemnifying Party elects not to defend such proceeding (and the Indemnifying Party hereby agrees to give prompt notice of such decision to the Indemnified Party) and the Indemnified Party defends against such proceeding or otherwise deals with such proceeding, the Indemnified Party may retain counsel and control, defend against, negotiate, settle or otherwise deal with such proceeding, claim or demand. The costs of the Indemnified Party shall be included in the indemnification obligation of the Indemnifying Party.

    7.7 GOOD FAITH EFFORTS TO SETTLE DISPUTES. Buyer and Sellers agree that, prior to commencing any litigation against the other concerning any matter with respect to which such party intends to claim a right of indemnification in such proceeding, the respective chief executive officers (or officers holding such authority) of such parties shall meet in a timely manner and attempt in good faith to negotiate a settlement of such dispute during which time such officers shall disclose to the others all relevant information relating to such dispute.

    7.8  ESCROW.

         (a) CREATION. The Escrow Shares together with a stock power executed in blank by Sellers shall be delivered by Buyer to PNC Bank, National Association or such other financial institution as may be agreed upon by Sellers and Buyer (the "ESCROW AGENT"). The fees payable to the Escrow Agent for maintaining the Escrow (as hereinafter defined) shall be paid by Buyer. The Escrow Shares shall be maintained by the Escrow Agent for a period beginning at the Closing Date and ending on the first anniversary of the Closing Date, as an escrow (the "ESCROW") available to satisfy the indemnification rights of Buyer set forth in SECTION 7.2, pursuant to the terms of an escrow agreement in form and substance reasonably satisfactory to Buyer and Sellers.

         (b) DISBURSEMENT FOR CLAIMS. If Buyer gives a notice of claim pursuant to SECTION 7.5, asserting a claim for indemnification pursuant to
SECTION 7.2, Sellers, within thirty (30) days following receipt of such notice of claim, shall either (i) give Buyer and the Escrow Agent a counternotice with respect to such notice of claim, or (ii) instruct the Escrow Agent to deliver to Buyer Escrow Shares equal in value to the amount of such claim (based upon the USF Average Share Value) from the Escrow Shares; provided, however, that if a counternotice given by Sellers alleges that a notice of claim is only partially invalid, Sellers, within thirty (30) days of receipt of such notice of claim, shall instruct the Escrow Agent to deliver to Buyer Escrow Shares equal in value to an amount equal to that portion of the amount specified in the notice of claim as to which no objection is made.

         (c) DIVIDENDS ON ESCROW. All cash dividends declared with respect to the Escrow Shares shall be paid to Sellers.

         (d) TERMINATION. The Escrow established pursuant to this SECTION 7.8 shall terminate on the first anniversary of the Closing Date; provided, however, that the Escrow shall continue beyond such period to the extent that Buyer has given Sellers a notice of claim prior to such time and the indemnification claims asserted therein remain unsatisfied or unresolved. Upon termination of the Escrow, the remaining Escrow Shares (along with any dividends and interest thereon) shall be delivered by the Escrow Agent to Seller.

    7.9 PAYMENT. All indemnification payments under this ARTICLE VII shall be made promptly in cash.

    7.10 ARBITRATION. After the Closing, any controversy or claim arising out of or relating to this Agreement, including, without limitation, the indemnification provisions of this ARTICLE 7, shall be settled by arbitration in accordance with the then prevailing Commercial Arbitration Rules of the American Arbitration Association. Such arbitration shall be held in Chicago, Illinois before a panel of three (3) arbitrators, one selected by USF and one selected by the Sellers and the third selected by mutual agreement of the first two arbitrators. Judgment upon any award rendered by the arbitrators may be entered in any court of competent jurisdiction.

                                     ARTICLE VIII
                                    MISCELLANEOUS

    8.1 COSTS AND EXPENSES. Subject to SECTION 2.9(c), and SECTION 2.13(e), Buyer and Sellers shall each pay its respective expenses, brokers' fees and commissions, with Sellers paying all fees owed to Cureton & Co. Incorporated and Sellers shall pay all of the pre-Closing expenses of Sellers incurred in connection with this Agreement and the transactions contemplated hereby, including all accounting, legal and appraisal fees and settlement charges. All transfer taxes incurred as a result of the transfer of the Purchased Assets shall be paid by Sellers.

    8.2 PRORATION OF EXPENSES. All accrued expenses associated with the Real Property included in the Purchased Assets, such as electricity, gas, water, sewer, telephone, property taxes, security services and similar items, shall be prorated between Buyer and Sellers as of the Closing Date. Buyer and Sellers shall settle such amounts promptly following Closing.

    8.3 FURTHER ASSURANCES. Sellers shall, at any time and from time to time on and after the Closing Date, upon request by Buyer and without further consideration, take or cause to be taken such actions and execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, such instruments, documents, transfers, conveyances and assurances as may be required or desirable for the better conveying, transferring, assigning, delivering, assuring and confirming the Purchased Assets to Buyer.

    8.4 NOTICES. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given or made the second business day after the date of mailing, if delivered by registered or certified mail, postage prepaid, upon delivery, if sent by hand delivery, upon delivery, if sent by prepaid courier, with a record of receipt, or the next day after the date of dispatch, if sent by cable, telegram, facsimile or telecopy (with a copy simultaneously sent by registered or certified mail, postage prepaid, return receipt requested), to the parties at the following addresses:

         (i)  if to Buyer, to:

              United States Filter Corporation
              40-004 Cook Street
              Palm Desert, California 92211
              Attention: Chief Executive Officer
              Telecopy: (619) 341-9368
              with a required copy to the General Counsel of Buyer at the above address and telecopy number (619) 346-4024
         (ii) if to Sellers, to:

              Mobley Environmental Services, Inc.
              c/o Brown McCarroll & Oaks Hartline
              1400 Franklin Plaza
              111 Congress Avenue
              Austin, Texas  78701-4043
              Attention: Howard V.  Rose
              Telecopy: (512) 479-1101

              with a required copy to:

              Mary Jane Broussard
              Brown McCarroll & Oaks Hartline
              1400 Franklin Plaza
              111 Congress Avenue
              Austin, Texas  78701-4043
              Telecopy: (512) 479-1101


    Any party hereto may change the address to which notice to it, or copies thereof, shall be addressed, by giving notice thereof to the other parties hereto in conformity with the foregoing.

    8.5  CURRENCY.      All currency references herein are to United States
dollars.

    8.6 OFFSET; ASSIGNMENT; GOVERNING LAW. Buyer shall be entitled to offset or recoup from any amounts due to Sellers from Buyer hereunder or under any Other Agreement against any obligation of Sellers to Buyer hereunder or under any Other Agreement. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective permitted successors and assigns. This Agreement and the rights, interests and obligations hereunder may not be assigned by any party hereto without the prior written consent of the other parties hereto, except that Buyer may make assignments to any Affiliate of Buyer provided that Buyer remains liable hereunder. This Agreement shall be governed by and construed in accordance with the laws of California without regard to its conflict of law doctrines.

    8.7 AMENDMENT AND WAIVER; CUMULATIVE EFFECT. To be effective, any amendment or waiver under this Agreement must be in writing and be signed by the party against whom enforcement of the same is sought. Neither the failure of any party hereto to exercise any right, power or remedy provided under this Agreement or to insist upon compliance by any other party with its obligations hereunder, nor any custom or practice of the parties at variance with the terms hereof shall constitute a waiver by such party of its right to exercise any such right, power or remedy or to demand such compliance. The rights and remedies of the parties hereto are cumulative and not exclusive of the rights and remedies that they otherwise might have now or hereafter, at law, in equity, by statute or otherwise.

    8.8 ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and the Schedules and Exhibits to this Agreement, the Other Agreements, and the items noted in SECTION 6.3 set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior or contemporaneous agreements and understandings, negotiations, inducements or conditions, express or implied, oral or written, including the letter of intent. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, except the provisions of SECTIONS 7.2 AND 7.3 relating to Buyer Indemnitees and Sellers Indemnitees.

    8.9 SEVERABILITY. If any term or other provision of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced under any rule of Law in any particular respect or under any particular circumstances, such term or provision shall nevertheless remain in full force and effect in all other respects and under all other circumstances, and all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

    8.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall be deemed to be one and the same instrument.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                             MOBLEY ENVIRONMENTAL SERVICES, INC.


                             By:        /s/ John Mobley
                                ------------------------------------------
                             Title:    Chairman of the Board
                                   ---------------------------------------


                             MOBLEY COMPANY, INC.


                             By:        /s/ John Mobley
                                ------------------------------------------
                             Title:    Agent and Attorney-in-Fact
                                   ---------------------------------------




                             HYDROCARBON TECHNOLOGIES, INC.


                             By:        /s/ John Mobley
                                ------------------------------------------
                             Title:    Agent and Attorney-in-Fact
                                   ---------------------------------------



                             UNITED STATES FILTER CORPORATION


                             By:          /s/ Damian C. Georgino
                                ------------------------------------------
                             Title:      Vice President
                                   ---------------------------------------


                             UNITED STATES FILTER RECOVERY
                                 SERVICES (SOUTHWEST), INC.


                             By:          /s/ Damian C. Georgino
                                ------------------------------------------
                             Title:      Vice President
                                   ---------------------------------------